AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2001
                           REGISTRATION NO. 333-42774
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 4 TO
                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                        WORLDWIDE WIRELESS NETWORKS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


           NEVADA                     7389                      88-0286466
(STATE OF INCORPORATION)  (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
                           CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)


                      770 THE CITY DRIVE SOUTH, SUITE 3700
                            ORANGE, CALIFORNIA 92868
                                 (714) 937-5500
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)
                      ------------------------------------



Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement. From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF         AMOUNT TO BE  PROPOSED   PROPOSED    AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED    MAXIMUM    MAXIMUM    REGISTRATION
                                             OFFERING   AGGREGATE      FEE
                                             PRICE PER  OFFERING
                                               SHARE     PRICE
- - ---------------------------  ------------  ---------  ----------   -------
Common stock, $0.01 per share   9,814,535    $0.251     $2,453,634   $6,153.714
par value

Common stock, $0.01 per share  1,225,000(2)  $0.251     $306,250     $413.004
par value

Common stock, $0.01 per share    930,525(3)  $0.251     $232,631     $583.444
par value

(1) Closing price on February 7, 2001, pursuant to Rule 457(c) under the Securities Act.
(2) Shares registered pursuant to this prospectus will become issuable upon the exercise of warrants issued by the registrant.
(3) Shares registered pursuant to this prospectus will become issuable upon the conversion of convertible debentures issued by the registrant.
(4)	The registration fee for this registration statement has been previously paid in three separate installments. The first two payments occurred with the filing of the initial Form SB-2 on July 31, 2000, and our subsequent amendment filed, August 1, 2000, in the amounts of $5,544.00 and $1,319.05, respectively. The last payment covering the additional registration of 1,000,000 shares was paid with the filing of our Form SB-2/A2 on November 21, 2000 in the amount of $300.00. There have been no further shares included in this registration statement since Amend-ment No. 2.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT  TO  COMPLETION,  PRELIMINARY  PROSPECTUS  DATED  FEBRUARY 7, 2001

PROSPECTUS

11,970,060  shares  of  common  stock

The information in this prospectus may be changed. The selling stockholders may not sell their common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell common stock, and it is not soliciting an offer to buy common stock, in any state where the offer or sale of common stock is not permitted. THE SALE OF COMMON STOCK BY THE SELLING STOCKHOLDERS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The selling stockholders listed on page 14 of this prospectus are offering for sale up to 11,970,060 shares of our common stock. All proceeds from the sale of common stock under this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of common stock. Of the 11,970,060 shares offered in this prospectus, 225,000 shares are issuable upon the exercise of warrants.

Our common stock is traded under the symbol "WWWN" on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our common stock on February 7, 2001 was $0.25 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

The  date  of  this  prospectus  is  February 7, 2001.

                               TABLE OF CONTENTS
                                                                          Page
ITEM 3:  SUMMARY INFORMATION AND RISK FACTORS                               3
ITEM 4:  USE OF PROCEEDS.                                                  14
ITEM 5:  DETERMINATION OF OFFERING PRICE                                   14
ITEM 6:  DILUTION - not applicable                                         14
ITEM 7:  SELLING SECURITY HOLDERS                                          14
ITEM 8:  PLAN OF DISTRIBUTION                                              17
ITEM 9:  LEGAL PROCEEDINGS                                                 19
ITEM 10:  DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS               20
ITEM 11:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT                           21
ITEM 12:  DESCRIPTION OF SECURITIES                                        23
ITEM 13: INTERESTS OF NAMED EXPERTS AND COUNSEL                            32
ITEM 16:  DESCRIPTION OF THE BUSINESS                                      33
ITEM 17:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                           FINANCIAL CONDITION AND RESULTS OF OPERATIONS.  40
ITEM 18:  DESCRIPTION OF PROPERTY                                          45
ITEM 19:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                   45
ITEM 20: MARKET FOR COMMON EQUITY AND RELATED
                            STOCKHOLDER MATTERS                            46
ITEM 21:  EXECUTIVE COMPENSATION.                                          47
ITEM 22:  FINANCIAL STATEMENTS                                            F-1
ITEM 23:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                  F-30
ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS                      II-1
ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                    II-1
ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES                        II-1
ITEM 27:  EXHIBITS                                                       II-6
ITEM 28:  UNDERTAKINGS                                                  II-10

ITEM  3:  SUMMARY  INFORMATION  AND  RISK  FACTORS

PROSPECTUS  SUMMARY

AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" OR "WORLDWIDE WIRELESS" MEAN WORLDWIDE WIRELESS NETWORKS, INC., DOING BUSINESS AS GLOBAL PACIFIC INTERNET IN THE STATE OF CALIFORNIA. THIS SUMMARY HIGHLIGHTS INFORMATION WHICH IS CONTAINED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS, AND WHICH WE FEEL IS MATERIAL FOR AN INVESTOR TO CONSIDER AND UNDERSTAND BEFORE MAKING A DECISION TO INVEST IN OUR COMPANY. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

WORLDWIDE  WIRELESS  NETWORKS,  INC.

Worldwide  Wireless  Networks,  Inc.  was incorporated in the state of Nevada on
June 10, 1992 as Second Investors Group, Inc. On June 19, 1998, Second Investors changed its corporate name to Progressive Environmental Recovery Corporation. On March 5, 1999, Progressive Environmental changed its corporate name to Worldwide Wireless Networks, Inc. We were originally organized as a "blank check" company and our purpose was to seek out investment opportunities in emerging technology companies. In early 1999, we identified a privately-held corporation, Pacific Link, Inc. ("Pacific Link"), which was engaged in the marketing and sale of wireless internet services in Southern California under the trade name Global Pacific Internet. We remained inactive until our reverse merger with Pacific Link Internet, Inc. in April of 1999. (See: "Management's Discussion and Analysis - Reverse Merger Treatment.")

As a result of the reverse merger, we acquired the business assets of Pacific Link, a California corporation doing business as Global Pacific Internet in California. Pacific Link operated wireless network systems for customers in the Orange County, California area. Pursuant to the merger agreement, we issued 7,000,000 common shares of Worldwide Wireless in exchange for 500,000 common shares held by the Pacific Link shareholders, which represented all of that company's outstanding shares. The directors and officers of Worldwide Wireless resigned, and the management of Pacific Link filled the vacancies. The former shareholders of Pacific Link obtained 62.5% of the total voting power of Worldwide Wireless at that time.

We are a networking solutions company, which specializes in providing our customers with high-speed Internet access using our own wireless network. Other products we provide include direct service links, which are connections of a customer's computer network to the Internet via our wireless network, and frame relay connections, which are wired connections between a customer's computer and a router which sends the data to the desired end connection. We also provide web hosting and network consulting. We serve all sizes of commercial businesses, including the home office market.

We have a short operating history, and have experienced cumulative operating losses of $3,900,835 in that time, primarily due to continued investments we have made in an effort to expand our existing network. We have entered into several private placements of debt and equity securities in order to obtain expansion capital, including the transactions described elsewhere in this prospectus, and we will continue to require additional funds to implement our national and international expansion plans until the time our revenues generated from internal operations are sufficient to cover all of our capital requirements. Until then, we anticipate we will be forced to continue to raise funds through the sale of debt and/or equity instruments, which may greatly dilute the percentage of ownership which our existing shareholders own of our company. If we are unable to access this capital, then we will be unable to continue our expansion as planned, and could remain essentially an Orange County, California network. Management has developed a cost reduction plan which could be implemented and this plan would allow us to operate profitably, but with no meaningful expansion or growth.

Large scale commercial operations began in April 1999 and, as of June 30, 2000, we provided high-speed wireless services to approximately 368 commercial customers. Our high-speed wireless network currently serves approximately 85% of the Orange County, California area and, on March 2000, we initiated operations in Los Angeles County, California, as well. We deliver DSL (Digital Subscriber
Line) and 100 Mbps wireless services to our customers, which are high speed Internet access options. We opened a co-location facility providing central office services to 12 customers as of June 30, 2000. To facilitate our market expansion we hired a direct sales force with support and management teams.

Our name, Worldwide Wireless Networks, was designed to indicate to customers and others our vision of providing our high-speed Internet access services through the development of an international network. We are a very young company, and to date our operations have been primarily focused on growing our Southern California customer base. With the exception of our investment in Bridge Technologies, described later in this prospectus, we have no current international operations or offices. As we mature, our business objective is to further develop our international operations, as we believe that the wireless technologies we provide are well-suited for the international marketplace. Due to a conflict with corporate names in California, Worldwide Wireless is doing business as "Global Pacific Internet" in California. We are reviewing what, if anything, can be done to resolve that conflict, while at the same time determining what actions we may be able to take to further protect the name Worldwide Wireless Networks in general.

We are incorporated under the laws of the State of Nevada. Our principal executive offices are located at 770 The City Drive South, Suite 3700, Orange, California 92868 and our telephone number is (714) 937-5500.


THE  OFFERING

Common  stock  offered  by  the  selling  stockholders       11,970,060  shares
of which only 445,157 shares are outstanding as of the date of this prospectus

Common  stock  outstanding                                   12,844,060  shares

USE OF PROCEEDS. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We may, however, receive proceeds from the exercise of the warrants should the holders of the warrants choose to exercise them (which is solely in the holders' discretion).

RISK FACTORS. An investment in the common stock offered in this prospectus involves a great deal of risk. See the section called "Risk Factors."


Our  OTC  Bulletin  Board  symbol                              "WWWN"

The information above about our outstanding common stock is based on information as of January 2, 2001. This information does not include:

     (a) 597,150 shares of common stock reserved for issuance upon exercise of options granted under our 1999 Stock Option Plan;
     (b) 392,500 shares of common stock reserved for issuance upon exercise of options granted to Cliff Bream as part of his separation agreement with Worldwide Wireless;
     (c) 1,225,000 shares of common stock issuable upon exercise of our outstanding warrants described later in this prospectus;
     (d) shares of common stock issuable upon exercise of convertible debentures; and
     (e) shares of common stock issuable under a private equity line of credit described later in this prospectus.

EXCEPT AS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DO NOT INCLUDE ANY OF THESE SHARES.



RISK  FACTORS

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

RISKS  RELATING  TO  OUR  FINANCIAL  CONDITION
- - ----------------------------------------------

WE HAVE A HISTORY OF LOSSES, A SIGNIFICANT WORKING DEFICIT AND EXPECT THAT LOSSES WILL CONTINUE IN THE FUTURE EVEN IF THE GROWTH CAPITAL WE NEED IS OBTAINED.

For the six months ended June 30, 2000 we incurred a net loss of $1,865,907. For the fiscal years ended December 31, 1999 and 1998, we incurred net losses of $2,051,252 and $330,183, respectively. We have incurred a net loss in each year of our existence, and have financed our operations primarily through the sale of equity and debt securities. We expect to continue to incur net losses for the foreseeable future, as we make further capital investment into building our infrastructure and developing our wireless networks. Even if we are successful in attracting the capital we need, we may not be able to achieve or sustain significant revenues or profitability on a quarterly or annual basis in the near future.

WE  MAY  BE  UNABLE  TO OBTAIN THE FINANCING WE NEED TO CONTINUE OUR OPERATIONS.


We have experienced significant cash flow difficulties during the last several years, particularly in our efforts to expand. Our ability to exercise our business plan and to grow our operations as we hope to do could be significantly impacted if we are unable to raise additional financing and resolve our outstanding liabilities. We will need additional financing to continue our operations, manage our outstanding indebtedness and execute our business plan.
- ------------------------------------------------------------------------------

If we are unable to obtain the financing we need, through transactions like the ones with the selling stockholders described in this prospectus, our ability to expand our networks would be stalled, and we would most likely remain a small, regional wireless operator with a very limited opportunity to increase our profitability from operations. We are presently negotiating with potential financing sources in an attempt to raise additional debt or equity capital, but we may not be able to do so in sufficient amounts, or under terms which are favorable to us. Other than the arrangements we have with the selling stockholders described in this prospectus, we have no commitments, agreements or understandings regarding additional financing.

Risks Relating to our Business

Our unproven business model may result in our inability to grow our business, realize potential profits, withstand competitive forces or sustain our operations.

Our business model depends upon our ability to develop and market wireless technologies, services and products which allow our customers to integrate both Internet and traditional sales channels. The potential profitability of this business model is unproven. Alternatively, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model. Our business model may not be successful and we may not sustain revenue growth or achieve or sustain profitability.

Our debt and equity funding sources may be inadequate to finance future acquisitions and, even if they are, our financial condition may be adversely affected by the high borrowing costs of debt, or the highly-dilutive impact of equity, if we are unable to obtain funding on reasonable terms.

We believe that making acquisitions of businesses and products which complement our core business services will be an important element of our business strategy. Our ability to engage in these acquisitions depends on our ability to obtain debt or equity financing. These types of financing may not be available or, if they are, they may not be available on terms acceptable to us. Our inability to obtain this financing could make us unable to pursue our acquisition strategy. Debt financing may require us to pay significant amounts of interest and principal payments, reducing the resources available to us to expand our existing businesses. Some types of equity financing may be highly dilutive to our stockholders' interest in our assets and earnings.

We are a technology-based company that depends upon intellectual property rights to develop, market and sell our products and services, but we may not be able adequately to protect these intellectual property rights, either because someone has a superior claim on these rights or because we do not have adequate financial resources to protect our own claims.

As a high-technology company, we may need to rely on a combination of trademarks, copyrights, patent rights, contractual rights, trade secrets and other intellectual property rights to protect our business plan and our proprietary products and services from infringement or unauthorized use by third parties. We intend to monitor closely, and take steps to protect, our intellectual property rights, including by obtaining signed non-disclosure agreements prior to disclosing confidential information. We have not, however, filed for statutory protection of any of our intellectual property, either through the registration of federal or state trademarks, service marks, copyrights or patents, and it may be that third parties have or could develop superior rights to our intellectual property before we are able to file for this protection. To the extent that any third party already has a superior claim to any of these rights, which could exist if they began using the right earlier in time than we did, we may not ever be able to protect our rights. Even if no competing rights are claimed by any third party at this time, our financial condition does not make it feasible to file for intellectual property right protection for all of our intellectual property rights in all jurisdictions where we may conduct business. By the time we may be able to do so financially, a third party could have developed a prior claim to these rights which would render us unable to file for protection at that time.

As an example, we have been unable to file to do business in the State of California under the name Worldwide Wireless Networks, Inc., and have had to continue to use the name Global Pacific Internet, due to a conflict with a company that had a prior existing claim to Worldwide Wireless Networks name in that state. While our management does not believe that the inability to use this name in California has had an adverse effect on its business operations there, it may in the future or other similar conflicts may be discovered which could have an adverse impact on our ability to conduct business as we want to. Similarly, if any party were to assert that our proprietary technology infringed upon the rights of others, the costs of defending against these claims can be so large that it could have a negative impact on our business, financial condition and/or future prospects, even if we were ultimately found to have done nothing wrong.

We may face potential claims if our clients conduct harmful or illegal activities using our products and services and, even if these claims are without merit, they could harm our business and reputation by causing us to expend significant resources to defend ourselves.

Some of our products and services involve the transmission of information over the Internet. Our products or services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end users. Any transmission of this kind could damage our reputation or give rise to legal claims against us. We could spend a significant amount of time and money defending these legal claims.

In addition, our clients may not comply with federal, state and local laws when promoting their products and services. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under current or future laws. Any claims made against us could be costly and time consuming to defend, even if we ultimately prevail in, or are dismissed from, these cases. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

If we are unable to adapt to the rapid technological changes which are prevalent in the wireless communications industry today, it may adversely impact our ability to market our products effectively, withstand competition or meet our customers' technological requirements, any of which could have an adverse impact on our financial condition.

The wireless communications market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the Internet, and intense competition from both US and foreign companies in our industry, exacerbate these market characteristics.
Our future success will depend on our ability to adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our infrastructure and our range of products and services to adapt to rapid technological change.
Our inability to adapt additional capital expenditures which would affect the value of our business and of the securities being offered in this prospectus.

We may be unable to expand our wireless networks if we cannot reliably depend on the development of the infrastructure of the Internet generally. Demand for our Internet-based products and services could be adversely affected if consumers are concerned about the integrity of the Internet, including with respect to security, capacity, reliable performance and other factors.

A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of services, and of availability of cost-effective, high-speed service. If Internet usage grows, its infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, a number of Web-based businesses have experienced interruptions in their services as a result of outages and other delays occurring throughout the Internet. We depend upon consumer confidence in, and the reliability of, the Internet to market and sell our wireless services to our customers. If outages or delays occur frequently on the Internet in the future, Internet usage, and the usage of our products and services, could grow more slowly or decline, and this could result in lower earnings for our shareholders.

We may not be able to locate, or afford to purchase, sufficient points-of-presence to conduct our operations in the jurisdictions where we are seeking to do business and, even if we are able to find sufficient space, if the availability of points-of-presence is or becomes scarce, the competition for sites among wireless providers and others may drive up the price of these sites to a level which is not feasible economically for us or which we cannot afford.

As the market for wireless products and services matures, the roof-top spaces and other locations available to place radios and antennae, known in the industry as a point-of-presence, or a POP, may become scarce. The effect of this would be to increase, perhaps significantly, the rental values associated with leasing these roof-top and other rights, to the extent that we are able to identify sufficient space in our required locations at all. We may not be able to compete effectively with much larger wireless providers that have better resources available to them with which to acquire roof-top rights and other POP locations. If that happens, the quality and scope of our services could be greatly restricted, which would have a negative impact upon our business and financial condition.

If we are unable to form strategic alliances, we may be unable to withstand the competitive pressures of larger companies with greater resources, which would make it more difficult, if not impossible, to grow our wireless network.

We intend to focus on developing, operating, and entering into strategic relationships with third parties to quickly implement our business plan and to provide promotional and other direct marketing services utilizing telephony, the Internet and wireless communications. To accomplish our strategy, we will be competing with national and international wireless service providers desiring to invest in identical opportunities.
Many of these competitors will have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than us. To combat these market differences, we intend to pursue a strategy of seeking strategic relationships with larger companies that can support our efforts. If we are unable to attract the interest of these strategic partners, or to negotiate arrangements with them that are favorable to us, then we may be unable to compete effectively with the larger competitors discussed above.

We have, and may continue to, engage in strategic transactions with other companies involving the mutual exchange of stock and, if the value of the stock we receive in these transactions falls below the value we have given up, it could have a material adverse impact upon our financial condition and the market value of our stock.

Some of our strategic alliances with other corporations have involved, and future arrangements may continue to involve, our making investments in the stock of our strategic partners.
However, our investments may decline in value after the date we acquire the strategic partner's stock. This has already happened in the case of Bridge Technology, Inc. The Company is taking an other-than-temporary loss of $600,000 on its original investment of $1,200,000, which is recorded on the Company's year-end
December 31, 2000 Income Statement. This decline in market value, if not corrected, will result in the recognition of a loss of approximately $600,000 recorded on our year-end Income Statement. (Please refer to Note 3, page 65 of this registration statement for more information. Also, in some cases, if our management decides that there is long-term strategic value in a mutual stock investment transaction, we may agree to participate in that transaction even where the value of the partner's stock received by us is less than the value of the WWWN stock given up by us in the transaction. If the value of any stock in which we have invested never increases to the expected level, or if it declines significantly, it could have a material adverse impact on our financial condition. Furthermore, if we are ever deemed to have paid more in stock value than we have received from a strategic partner in a mutual stock transaction, then we may be required under applicable accounting rules to record a charge to our earnings which could also have a material adverse impact upon our financial statements and the market value of our stock.

Our operating results and financial condition could be negatively impacted by currently pending or future legal proceedings.

From time to time, we are involved in litigation incidental to our business. Even if we are successful in any given lawsuit, litigation can be expensive and time consuming to prosecute or defend, and could cause our customers to delay or cancel purchase orders until these lawsuits are resolved. Currently, we are involved in a lawsuit with Pacific Industrial Partners, LLC ("PIP"). If we are unable to have Worldwide Wireless dismissed from the lawsuit filed against us by PIP, and they were to prevail on all or a significant portion of their claims against us, then enforcement of the judgment would have a materially adverse impact upon us and our financial condition.
(See:  Item 9 - Legal Proceedings.)

Actions previously taken by our management, including making statements in public press statements about the condition of our Company and the value of our stock while we had shares in registration with SEC, may have caused violations of applicable federal and state securities laws.

If we are found to have violated these laws, it could result in penalties against us that could have a material adverse effect on our financial condition, market price and future stock activity. Also, if any person purchased or was offered any of our securities in any public or private transaction during the time period in which we may be found to have been in violation of applicable securities laws, they may be entitled to seek rescission or other monetary damages against us. Our operating results and financial condition could also be negatively impacted, and trading in our shares could be adversely affected, if we are found to have committed any violations of applicable federal or state securities laws, including the making of any statements about the value or quality of our stock while we have any securities in registration.


We have participated in press interviews while our shares were in registration with the SEC, including in a live oral interview over the Internet, in which, Jack Tortorice, the former President of WWWN, is quoted as saying that he felt the stock of wireless network companies, including WWWN, was under-valued in the market.
He stated that he believed we would realize gross revenues in excess of four to six million dollars for fiscal year 2000, which did not happen. These and other similar statements made by him in public settings and in the press may be deemed to violate the securities laws, including potentially Section 5 of the Securities Act. Mr. Tortorice also stated that, "[w]e've probably got the largest wireless license-free revenue stream coming for our company than any other company in the United States right now." At the time of this statement, based upon his industry knowledge, Mr. Tortorice believed this statement to be true, but it may not be. Our management has not deliberately attempted to circumvent or take actions in violation of any securities laws, and has taken steps to better familiarize itself with its obligations regarding the communication of statements as a publicly-reporting company. However, if it were found to have violated any of these regulations, and if these violations resulted in any discernable impact on the market for our stock, our failure to comply could have significant ramifications even if the intentions of management making these statements was not malicious or fraudulent.
If we are ever deemed to have published any statement which is in violation of securities laws applicable to the "quiet period" while our shares are in registration, or if we otherwise violate any federal or state securities law applicable to our company or its shares, we could subject the company and individual members of its management and board of directors to liability, which could include sanctions, financial penalties and the imposition of restrictions on the trading of our shares, any of which could have a material adverse effect upon our financial condition, our ability to raise financing in the future and our shareholders. Similarly, if any person purchased or was offered our securities during any period in which we may be found to have been in violation, they may be entitled to rescission of their purchase, a refund of their money, and, potentially, other monetary damages.


Risks Related to our Stock

We have a limited trading market, and given the historically erratic trading patterns of our stock, as well as highly unpredictable changes in the public stock markets generally, the price of our common stock may be quite volatile for some time to come.

There is a limited public trading market for our common stock on the OTC Bulletin Board. We cannot assure you that a regular trading market for our common stock will ever develop or that, if developed, it will be sustained. As is the case with the s ecurities of many emerging companies, the market price of our common stock may also be highly volatile. Factors including our operating results and announcements by us or our competitors of new products or services, may significantly impact the market price of our securities. Similarly, many of the capital-raising activities we have engaged in, or may be required to enter into in the future to obtain needed funds, have resulted in, and may in the future result in, arge blocks of stock being held by professional investors who may from time to time release these shares into the market place in a manner which could have a highly depressive effect on the public market and valuation of our shares at any given time and for any given period. Ultimately, we have no control over the schedule or timing of how these shares may be sold in the future, nor will we likely have advance knowledge of these releases, and therefore our stock prices may be affected significantly in the future by these activities which, in some circumstances, could have a material and adverse impact on the stock price of our shares for a long time. If this were to happen, it could materially affect our ability to raise funds under favorable terms in the future.

In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide fluctuations not necessarily related to the operating performance of these companies. Our common stock may also experience this volatility.

Our shares have traded at low prices, and are currently subject to penny stock regulations, which may have the effect of exacerbating the volatility of our stock's price and trading patterns. Additionally, the additional requirements imposed on broker-dealers who trade in penny stocks may reduce the speed at which transactions involving penny stocks can be effected, and may also reduce the number of broker-dealers willing to engage in such transactions, either of which can adversely impact an investor's ability to trade shares of our stock as rapidly as may be desired.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by various penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in these securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our stock when there is penny activity and our stock becomes subject to the penny stock rules, and potentially could have a depressive effect on the price of our shares generally.

We expect to enter into future agreements, which result in significant dilution or substantial indebtedness, without stockholder approval. Stockholders may be unable to review proposed agreements before they are signed.

In all likelihood, stockholders will be unable to review the terms of or vote on any potential relationships into which we may enter. Consequently, stockholders are dependent upon the Board of Directors' judgment with respect to transactions of this nature. These transactions, if realized, may involve the issuance of a significant number of additional equity securities which could cause significant dilution or the incurrence, assumption or issuance by us of substantial indebtedness and the undertaking by us of material obligations including, among other things, long-term employment, consulting or management agreements.

The exercise or conversion of our outstanding derivative securities into common stock, as well as the issuance of common stock upon our use of the equity line of credit described later in this prospectus, will dilute the percentage ownership of our other stockholders, and the sale of this common stock in the open market could adversely affect our market capitalization by having a depressive effect on, and potentially significantly driving down the price of, our common stock.

As of September 30, 2000, there were outstanding options, warrants and convertible debentures to purchase an aggregate of 2,214,650 shares of our common stock, and more options can be granted in the future under our employee benefit plan. Substantially all of the shares of common stock underlying these securities are to be registered for unrestricted resale under the Securities Act. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our existing stockholders.

Our issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock.

The common stock being offered in this prospectus represents 11,970,060 shares, or 48% of our total issued and outstanding shares of common stock on a fully-diluted basis. If you invest in our common stock, your interest will be diluted to the extent of the differences between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by subtracting from our total assets all intangible assets and total liabilities, and dividing the result by the number of outstanding shares of common stock.
Furthermore, we may issue additional shares, options and warrants and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may further dilute our net tangible book value.



Our sale of shares upon conversion of debentures and exercising our equity line of credit for shares at a price below the market price of our common stock will have a dilutive impact on our stockholders and could adversely effect our market capitalization by having a depressive effect on, or significantly driving down the price of, our common stock.

We have issued debentures to AMRO International S.A. and Trinity Capital Advisors, Inc. that may convert into common stock at a discount to the then-prevailing market price of our common stock. Discounted sales resulting from the conversion of the debentures could have an immediate adverse effect on the market price of the common stock. To the extent that debenture and warrant holders convert their securities and sell the underlying shares into the market, the price of our shares may decrease due to the additional shares in the market.

In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of stock options, warrants or convertible securities, or the perception that these sales could occur, may adversely affect the prevailing market price of our common stock,and may result in depressing our share price generally and, potentially, driving our price down significantly in a short period of time. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding warrants and options will likely exercise these securities when we probably could obtain any needed capital on terms more favorable than those provided by these securities. We lack control over the timing of any exercise or the number of shares issued or sold if this exercise occurs.

We have also entered into a private equity line of credit, described later in this prospectus, under which we can draw down financing in exchange for issuing shares of our common stock. These shares will be issued to the lender providing this line of credit at a significant discount from our market price for shares and, if sold into the market in large blocks, could also have a depressive effect on the market price for our shares. This, in turn, could make it more difficult for us to obtain needed financing under terms favorable to us.

The future sale of large blocks of currently restricted shares which now exist or which may be issued by us in the future could decrease the market price of our common stock and impair our ability to raise capital. We may have no ability to know about or to control the timing and/or the amount of restricted stock which private investors may sell into the market in the future.


Future sales of common stock by existing stockholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or in the near future will be, available for sale under exemptions from registration, or are being registered registration rights. We are unable to predict the effect, if any, that market sales of these shares, or the availability of these shares for future sale, will have on the prevailing market price of our common stock at any given time.

ITEM 4:  USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered under this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. Some of the shares of common stock included in this prospectus will come from the exercise of warrants, or the conversion of convertible debentures, which have been sold by us to some selling stockholders. These selling stockholders have no obligation to exercise or convert their securities, and Worldwide Wireless may never receive any additional proceeds from them. Any proceeds we do receive from them will be contributed to working capital and will be used for general corporate purposes.

ITEM 5:  DETERMINATION OF OFFERING PRICE

Each selling stockholder will determine the offering price at which the shares included in this prospectus will be sold.

ITEM 6:  DILUTION - not applicable

ITEM 7:  SELLING SECURITY HOLDERS

Below is a table identifying the selling stockholders offering shares through this prospectus, which includes:

- -     the number of shares of common stock currently owned by
      each selling stockholder;

- -     the number of shares being offered by each selling stockholder;
      and

- -     the number and percentage of shares of common stock to be held by each selling stockholder after the completion of this offering,assuming that all shares being offered by this prospectus are sold.

In certain cases, the selling stockholders do not now own beneficially the shares of our stock referenced in the table below. These shares have been included because the selling stockholders could receive up to the amount of shares indicated for each selling stockholder within sixty days of the date of this prospectus. In some cases, the selling stockholders may receive their shares through the exercise of warrants or convertible debentures, the terms of which are described later in this prospectus. In the case of Whitsend Investments Limited,it can receive beneficial ownership of the shares indicated if we elect to sell them under our Private Equity Line of Credit Agreement with Whitsend
Investments Limited, the terms of which are described later in this prospectus. We do anticipate, at this time, exercising our rights to draw down funds from that agreement by selling shares to Whitsend Investment Limited as soon as we are able to once our registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission.

Except as otherwise indicated in the footnotes to the table below, no selling stockholder has been an officer, director or employee of Worldwide Wireless during the past three years. The selling shareholders have represented that none of them are broker-dealers or affiliates of broker-dealers. The inclusion of any shares in this prospectus does not necessarily mean that the selling stockholders will sell all or any of the common stock and, if they do, we have no way of knowing at what prices these sales might occur.

The selling stockholders provided us with all of the information contained in this prospectus regarding themselves and their share ownership. Because the selling stockholders may sell all or part of their shares, we are unable to estimate the number of shares that will be held by any selling stockholder in the future. Beneficial ownership is determined in accordance with SEC rules, and generally includes the voting or investment power which any person has over securities. In calculating the percentage ownership of each selling stockholder that owns options, warrants or convertible debentures, we have counted the shares of common stock underlying these securities as outstanding shares if those securities could be exercised for, or converted into, common stock within 60 days from the date of this prospectus. (See "Plan of Distribution.")

                                                         NUMBER OF
                                                         SHARES BENEFICIALLY  NUMBER OF SHARES
NAME AND ADDRESS OF  THE                                 OWNED PRIOR TO       OFFERED BY
SELLING STOCKHOLDERS                                     THE OFFERING         THIS PROSPECTUS
- - -------------------------------------------------------  -------------------  ----------------

Whitsend Investments Limited                                         125,000 1     9,694,378 1,2
c/o Dr. Batliner & Partner
Aeulestrasse 74
FL-9490 Vaduz, Liechtenstein
(Hans Gassner and Martin Gstoehl have control over the
common stock issued to this selling stockholder)
- - -------------------------------------------------------  -------------------  ----------------
AMRO International, S.A.                                         824,4201, 1,3     824,4201, 1,3
c/o Utra Finance
Grossmunster Platz 26
Zurich CH 8022
Switzerland
(H.U. Bachofen and Michael Klee have control over
the common stock issued to this selling stockholder)
- - -------------------------------------------------------  -------------------  ----------------
Trinity Capital Advisors, Inc.                                   206,1051, 1,3     206,1051, 1,3
211 Sutter Street, 2nd Floor
San Francisco, CA  94108
(E. Edward Jung has control over the common stock
issued to this selling stockholder)
- - -------------------------------------------------------  -------------------  ----------------
Columbia Financial Group, Inc.                                    1,000,000  1      1,000,000  1
1301 York Road, Suite 400
Lutherville, MD  21093
(Timothy J. Rieu has control over the common stock
issued to this selling stockholder)
- - -------------------------------------------------------  -------------------  ----------------
Technology Equity Fund Corp.                                         125,000           125,000
1209 Orange Street
Wilmington, DE  19801
(we have been unable to determine who has control
over the common stock issued to this selling
stockholder)
- - ------------------------------------------------------  --------------------- ----------------
The Oxford Group, Inc.                                               100,000           100,000
870 East 9400 South
Sandy, UT  84094
(we have been unable to determine who has control
over the common stock issued to this selling
stockholder)
- - -------------------------------------------------------  -------------------  ----------------
Schumann & Associates                                                 20,157            20,157
2900 Bristol Street, Suite D208
Costa Mesa, CA  92626
(Kim Schumann has control over the common stock
issued to this selling stockholder)
- - -------------------------------------------------------  -------------------  ----------------
(1)      Some of the shares included in this amount will only be
issued and offered for sale if the selling stockholders elect to exercise 1,225,000 warrants purchased from us in a private offering.
The warrants issued to Whitsend Investments Limited have an
exercise price of $4.6875 and the warrants issued to AMRO
International, S.A. and Trinity Capital Advisors, Inc. have
an exercise price of $4.275.  The warrants issued to Columbia
Financial Group have an exercise price of $1.10 per share.
The warrants are owned by the selling stockholders as follows:

Whitsend Investments Limited
125,000
AMRO International, S.A.
70,000
Trinity Capital Advisors, Inc.
30,000
Columbia Financial Group, Inc.
1,000,000

(2) This amount includes the maximum number of shares which we could sell to Whitsend Investments Limited during the term of the agreement, and which could then be resold to the public, under the terms of our Private Equity Line of Credit Agreement described above and later in this prospectus.

(3) Some of the shares included in this amount will only be issued and offered for sale if the selling stockholders elect to convert convertible debentures which they purchased from us in a private offering. These convertible debentures have a conversion price which is based upon the lesser of $3.1563 and 80% of the market price of our shares at the time they are converted.


Dividend Policy

We have not paid cash dividends on our common stock since our inception. We do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business. The declaration of dividends in the future will be at the election of our Board of Directors, to the extent they may lawfully do so, and will depend upon our earnings, capital requirements and financial position, general economic conditions and other relevant factors.

ITEM 8:  PLAN OF DISTRIBUTION

The selling stockholders may offer their shares at various times in one or more of the following transactions:

- -      ordinary brokers transactions, which may include long
       sales;

- -      cross or block trades or otherwise on the OTC Electronic
       Bulletin Board;

- -      purchases by brokers, dealers or underwriters as principals, and resale by these purchasers for their own accounts using this prospectus;

- -      "at the market" sales to or through market makers, or
       into an existing market for the common stock;

- -      in other ways not involving market makers or established
       trading markets, including direct sales to purchasers or sales made through agents;

- -      through the use of options, swaps or other derivative
       securities;

- -      in connection with short sales of shares of common stock;

- -      option or other transactions; and

- -      any combination of the above transactions, or any other
       legally available means.

Of the selling stockholders named in this prospectus, Whitsend Investments Limited is an underwriter with respect to the sale of shares which may be issued to it under the private equity line of credit agreement, and each of the other selling stockholders named in this prospectus may be deemed to be underwriters under applicable securities laws in connection with the resale of their shares, including any shares received from their exercise of warrants and/or convertible notes described elsewhere in this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of our shares of common stock may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Sometimes commissions will also be paid wholly or partially by the purchasers of these shares of common stock, for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The compensation paid or given to a particular broker-dealer may sometimes be in excess of customary commissions. Some of the selling stockholders and any broker-dealers acting in connection with the sale of the shares of common stock included in this prospectus are underwriters within the meaning of Section 2(11) of the Securities Act because of the manner in which these shares are being purchased and resold. In those situations where a selling stockholder is acting as an underwriter, any commissions received by that selling stockholder, and any profit realized on the resale of shares of common stock as principals, will be considered underwriting compensation under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of this compensation. We don't know of any existing arrangements between a selling stockholder and any other shareholder, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders have advised us that they do not intend to engage in short selling activities in connection with their plan of distribution, but we have no control over whether or not any selling stockholder will actually engage in this activity.

The selling stockholders have represented to us that any purchase or sale of shares of common stock by them will comply with all applicable securities regulations then in effect, which would include Regulation M adopted under the Securities Exchange Act of 1934. In general, Rule 102 of Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution.

During the time a selling stockholder participates in a distribution, Rule 104 of Regulation M prohibits that selling stockholder, and any other persons engaged in the distribution, from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No person may effect any stabilizing transaction to facilitate any offering at the market. If any selling stockholder offers and sells our common stock at the market, Rule 104 prohibits that selling stockholder from making any stabilizing transaction that involves our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them in this prospectus.
Also, there can be no assurance that each selling stockholder will, in fact, comply with applicable securities regulations, including Regulation M, in connection with the sale or distribution of the shares. Beyond seeking the representations of the selling stockholders that they will do so, Worldwide Wireless has no power to compel them to comply with these regulations, nor will we necessarily have any way of knowing whether or not they do.

ITEM 9:  LEGAL PROCEEDINGS

Except as disclosed below, we are not involved in any material pending legal proceedings, other than routine litigation incidental to our business to which we are a party or in which any of our property is subject.

On March 28, 2000, we filed a lawsuit in Orange County Superior Court - Central Justice Center, against one of our former consultants, DFL Capital Partners, LLC and our former legal counsel, alleging, among other things, fraud and malpractice.
The dispute arises out of an Option Agreement we entered into in 1998 for our consultant to provide technical and financial advisory services in exchange for non-qualified options.
We retained legal counsel recommended to us by the consultant, but were never advised that the partner of the law firm who represented us specifically was, at the same time, also the managing member of DFL Capital Partners, LLC. As a result of this undisclosed conflict of interest, we believe that the agreement which the law firm counseled us to sign did not adequately protect us in terms of the services which we understood we were supposed to receive and the number of stock options which the consultant was to receive as compensation for these services. This lawsuit has been dismissed but the terms of the settlement have not yet been reached. Depending upon the resolution of this lawsuit, the number of options to purchase our common stock which the consultant may retain could range from 50,000 to 700,000.

On July 12, 2000, a lawsuit was filed in Orange County Superior Court against us and some of our officers, directors and shareholders by Pacific Industrial Partners, LLC and its corporate affiliates ("PIP") for breach of contract; breach of the implied covenant of good faith and fair dealing;
promissory estoppel; and intentional interference with existing contract. The dispute arises out of a convertible debt proposal we signed dated January 6, 2000, as amended, in which PIP proposed to finance up to $2.5 million dollars through the purchase of convertible notes at eight percent interest (with an option to purchase up to $3 million dollars in additional notes). Under this proposal, the conversion price was to be $2 per share for the initial notes, and 50% of the average closing bid price for the 5 trading days prior to conversion for the additional notes if PIP exercised its option.

In addition, PIP agreed to grant rooftop rights to us under purportedly favorable leasing agreements. The proposal was subject to completion of due diligence by PIP, the deposit of $100,000 of earnest money into escrow by PIP, the negotiation and execution of final legal documents and agreements between PIP and us, the receipt of an opinion of counsel, and our obtaining all legally-required consents to the transaction, including the approvals of our shareholders and Board of Directors.

Upon receipt of the proposed legal documentation from PIP, much of which contained terms and conditions not in the original proposal letter, and which management and our Board of Directors viewed as onerous to our company and its existing shareholders, our legal counsel notified PIP's counsel, at the direction of our board, that the board could not vote in good faith to accept the new transaction terms as proposed without breaking the fiduciary duties owed to its shareholders, and we ceased negotiations with PIP.

Our management, including our in-house counsel, have reviewed the complaint filed by PIP, and it feels there is little merit in the claims raised by PIP. We intend to seek a dismissal of this suit against all named defendants.

If we are unable to have Worldwide Wireless dismissed from this lawsuit, and if PIP were to prevail on all or a significant portion of its claims against us, then enforcement of this judgment would have a materially adverse impact upon us and our financial condition.



ITEM 10:  DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS


The names, ages and positions of the current directors, executive officers and key employees of Worldwide Wireless are set forth below. Biographical information for each of these persons is also presented below. Our executive officers are appointed by our Board of Directors and serve at its discretion.

DIRECTORS AND EXECUTIVE OFFICERS

Name                              Age   Position Held
- - ----                            ---   -------------
Jack Tortorice                     52   Chairman of the Board

Jerry Collazo                      41   Chief Executive Officer
                                        Chief Financial Officer

John T. Gauthier                   72   Director

Vincent (Li-Hsiu) Tsao             37   Director

JACK TORTORICE. Chairman of the Board of Directors since April of 1999, and until January 4, 2001, Chief Excutive Officer and President of WWWN. He served as CEO, Chairman of the Board and a Director of Pacific Link from October 1997 to May 1999. Prior to joining Pacific Link, he was General Manager for the sales and marketing division of Frontier Communications from January 1995 to June 1997. Prior positions include: General Manager for Sales and Operations of ITT Courier related to computer equipment sales; Vice President of Sales for Automatic Data Processing selling payroll outsourcing; and sales positions for Wang Labs and Xerox. Mr. Tortorice graduated with a Masters in Business Administration from Pepperdine University in 1989 and received a bachelor's degree in economics from Edinboro University in Pennsylvania in 1973.

Jerry Collazo. Mr. Collazo joined us as our Chief Financial Officer in July 2000, and as of January 4, 2001, he is our President and acting Chief Executive Officer. Most recently, prior to joining Worldwide Wireless, Mr. Collazo served from August 1996 to April 1998 as COO of Xtend Micro Products. From August 1995 to July 1996, he served as CFO of Powerwave Technologies (NASDAQ:PWAV), a leader in wireless telecommunications, helping the company grow to $60 million in revenues. Prior to that, he served as CFO of Young Minds, Inc. Mr. Collazo has also served as Director of Finance and Tax for Seagate Technology (NYSE:SEG) (formerly Archive Corporation), a $400 million revenue company. In addition, he has served as a manager at Ernst & Young. Mr. Collazo is a CPA, and holds a Masters in Business Administration from UCLA, a Masters in Business Taxation from Golden Gate University and a BS in Accounting from Fort Lewis College. JERRY COLLAZO. Most recently, Mr. Collazo served from August 1996 to April 1998 as COO of Xtend Micro Products. From August 1995 to July 1996, he served as CFO of Powerwave Technologies (NASDAQ:PWAV), a leader in wireless telecommunications, helping the company grow to $60 million in revenues. Prior to that, he served as CFO of Young Minds, Inc. Mr. Collazo has also served as Director of Finance and Tax for Seagate Technology (NYSE:SEG) (formerly Archive Corporation), a $400 million revenue company. In addition, he has served as a manager at Ernst & Young. Mr. Collazo is a CPA, and holds a Masters in Business Administration from UCLA, a Masters in Business Taxation from Golden Gate University and a BS in Accounting from Fort Lewis College.

John T. Gauthier. Mr. Gauthier was appointed as a Director of Worldwide Wireless, Inc. on January 4, 2001. He is currently the Chief Financial Officer and a Director of Bridge Technology, Inc., and was the Chairman of the Company's Board of Directors from March 1997 until April 1998. He is also the Secretary-Treasurer, Chief Financial Officer and Director of the Exell Corporation since June 1995. For twelve years Mr. Gauthier was President and Chairman of the Board of Datronic Engineers Inc., a small public company engaged in the design, fur-nishing and installation of long range telecommunications systems internation-ally. For six years he was Director of Finance and Administration for Northrop Corporation subsidiary. Page Communications Engineers, a leading international telecommunications company. He was a former management consultant to the Exe-cutive Director of the International Monetary Fund and the World Bank. He was also a Founder and Director along with the former Controller of the U.S. Treasury, James Saxton of the Free State Bank and Trust Company in Potomac, Maryland. Mr. Gauthier received a Bachelor of Science Degree in Finance from Fordham University in 1953 and completed the MBA program at the Graduate School of Business, George Washington University in 1957. Mr. Gauthier also completed two years of legal training at the Georgetown University Law Center in 1959.

Vincent (Li-Hsiu) Tsao. Mr. Tsao was appointed as a Director of Worldwide Wireless, Inc. on January 4, 2001. He has served as a Director for Multacom, a private international telecommunications company, since October 1998 and as Vice President of Asian Operations since May 2000. Prior to that, Mr. Tsao was the Chief Operating Officer of Multacom for the period October 1998 through November 1999, and was the Vice President for Investor Relations from November 1999 to May 2000. Mr. Tsao worked in the Marketing Department of Tien Fu Securities Investment Consulting Co. in Taipei, Taiwan, where he was appointed manager in 1990. From 1992 to 1995 he was an officer in the Trust Department of Asia Trust and Investment Corporation in Taipei, Taiwan. From 1995 until joining Multacom in 1999, Mr. Tsao worked for General Bank as an Assistant Vice President of Business Development.


Involvement in Legal Proceedings

In February 2000, we learned that one of our directors, Dennis Shen, who had served in this capacity since the inception of Worldwide Wireless, had been convicted in California in 1996 of two counts involving the receipt or concealment of stolen property, both of which were dropped to misdemeanor counts and which, it appears, were eventually expunged at the bench and entered as not guilty pleas. Although Mr. Shen has had a close and valuable relationship with Worldwide Wireless since its initial operations, and it is expected that he will continue to provide valuable services to us as a consultant and significant shareholder in the future, upon learning of these convictions Mr. Shen's resignation was accepted by our Board of Directors on February 23, 2000. Susan Shen, the wife of Dennis Shen, was not implicated in any of the charges discussed above, but resigned her position as our Secretary and Treasurer on about the same date. She continues to be a full-time employee of Worldwide Wireless, and Shen family members continue to be significant shareholders of our company.

ITEM  11:  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND
           MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding common stock owned by:

     - each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

     -    each of our executive officers;

     -    each of our directors; and

     -    all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, as far as we know, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 12,844,060 shares of common stock outstanding as of February 7, 2001.

COMMON STOCK BENEFICIALLY OWNED

Name and Address of               Number of Shares of
Beneficial Owners                 Common Stock          Percentage of Class
- - --------------------------------  --------------------  --------------------
Dennis and Susan Shen                     2,798,500(1)                 21.79%
770 The City Drive South,
Suite 3700
Orange, California 92868

Ming-Chau Yeung                             688,000(1)                  5.35%
9 Red Coat Place
Irvine, California 92602

Whitsend Investments Limited              1,485,544(3)                11.44%
c/o Dr. Batliner & Partner
Aeulestrasse 74
FL-9490 Vaduz, Liechtenstein

AMRO International S.A.                     814,420(4)                 6.27%
c/o Utra Finance
Grossmunster Platz 26
Zurich CH 8022
Switzerland

Columbia Financial Group, Inc             1,000,000(5)                  9.34%
1301 York Road, Suite 400
Lutherville, MD 21093

Jack Tortorice (Director)                 2,775,500(6)                  21.61%
770 The City Drive South,
Suite 3700
Orange, California 92868


                                      -20-

All executive officers and                   2,775,500(7)              21.61%
Directors as a group

(1) Dennis Shen is the record owner of 500,000 shares and options to purchase 4,500 shares; he and Susan Shen jointly own 1,606,000 shares, and they share voting and investment power over 688,000 shares held by Susan's mother, Ming-Chau Yeung.

(2)  Includes options to purchase 3,600 shares exercisable within 60 days.

(3) Reflects 125,000 warrants to purchase common stock which can be exercised at the election of Whitsend Investments Limited during the term of this agreement as well as 1,360,544 shares which could, if we elected in our sole discretion to draw down on our private equity line of credit under the terms described later in this prospectus, and assuming no change in our current share price of $0.25 per share as of February 7, 2001, obligate Whitsend Investments Limited to purchase up to 1,360,544 during the term of the agreement

(4) Reflects 70,000 warrants which can be exercised at the election of AMRO International, S.A. within 60 days from the effective date of this prospectus, and 744,420 convertible debentures which can be converted into common stock within 60 days from the effective date of this prospectus.

(5) Includes warrants to purchase 1,000,000 shares of common stock which can be freely exercised by Columbia Financial Group, Inc. within 60 days from the effective date of this prospectus.

(6)  Includes options to purchase 4,500 shares exercisable within 60 days.

(7) Thomas Rotert, Esq. resigned from the position of Director, Treasurer and Secretary of Worldwide Wireless effective December 20, 2000, and prior to that date his shares were reflected in the Table.



Disputed Beneficial Ownership

In September 1998, Pacific Link entered into an option agreement with DFL Capital Partners, LLC. According to the agreement DFL Capital Partners, LLC was granted the option to buy 50,000 common shares at $0.10 per share.
The right to exercise the option vested immediately and remained exercisable for ten years The amount of common shares subject to the options would adjust according to recapitalizations of Pacific Link. The parties to this agreement were in a dispute as to the application of this agreement to our common shares, but the lawsuit regarding these options has been dismissed and the parties are currently in negotiations to determine the terms of the settlement.
The lawsuit is described in detail under the heading "Legal Proceedings" above. Depending upon the resolution of this dispute, we may have up to 700,000 common shares subject to these options and if the optionee exercises the options it may become a 5% shareholder.

ITEM 12:  DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our capital stock, qualified in its entirety by, the provisions of our Certificate of Incorporation, as amended, and the Amended and Restated Bylaws that are referenced as exhibits to this registration statement and by provisions of applicable law.

Common Stock

We are presently authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share. As of February 7, 2001, there were 12,844,060 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Additionally, there are no dividend rights for common stockholders. Dividends may be granted at the discretion of the Board of Directors, and no dividends are expected to be declared in the foreseeable future.

Options and Warrants

There are currently outstanding options to purchase 989,650 shares of common stock at an exercise price of $3 per share, and outstanding warrants to purchase 1,225,000 shares of common stock at exercise prices ranging from $1.10 to $5.00 per share.

Convertible Debentures

On June 30, 2000, we entered into a Convertible Debenture and Warrant Purchase Agreement having an aggregate principal amount of $1,000,000.

The convertible debentures mature on June 30, 2003 and bear interest at 7% per annum until the earlier of conversion into our common stock or maturity. Interest is payable quarterly in arrears on September 1, October 1, January 1 and June 1 of each year commencing on September 1, 2000.

The convertible debentures are convertible by the holder at any time prior to the close of business on June 30, 2003. The conversion price is equal to the lesser of $3.1563 per share or 80% of the market price as of the date on which the holder of the debenture gives notice of their intention to convert the debentures. Under the terms of our agreement (which was drafted before the applicable conversion price was calculated and fixed), we may redeem the debentures for cash at 150% of the amount of unpaid principal and accrued interest on these debentures if the conversion price is not less than $7.00 per share. Since the price of our common stock was less than $7.00 per share when our agreement was subsequently signed by the selling stockholders, the applicable conversion price fixed by this agreement will always be less than $7.00 per share and we have no ability to redeem these debentures for cash.

Transactions with selling stockholders

The shares to be registered pursuant to the registration statement and this prospectus have been issued in, or underlay derivative securities exercisable for or convertible into shares which were issued in, private transactions exempted pursuant to Sections 4(2) or 4(6), or other applicable exemptions, of the Securities Act from the registration provisions contained in Section 5 of the Securities Act. Each offering included less than 35 purchasers, other than "accredited investors"as defined in Rule 501, and as a result each offering qualified as exempt from registration in accordance with Rules 505 and/or 506 of Regulation D. The following pages briefly describe the agreements and transactions we entered into with each of the selling stockholders with respect to each class of security registered under this prospectus. The following discussion provides an understanding of the material terms of each transaction referenced below.
It is not intended to be a complete description of each agreement described below, and the discussion in this registration statement is qualified in its entirety by reference to the documents included or referenced in the exhibits to this registration statement.

We believe that Whitsend Investments Limited made its investment decision and became irrevocably bound to purchase up to 9,569,378 shares of common stock at the time Whitsend Investments Limited executed the Private Equity Line of Credit Agreement, prior to the filing of the registration statement. All of the conditions to Whitsend's obligation to purchase shares from us contained in
Article 7 of that agreement are within our control, and there are no events in Article 7 which would give a purchaser the right to terminate the Private Equity Line of Credit Agreement. Therefore, because Whitsend Investments Limited does not control any of the conditions giving rise to an obligation to purchase shares and there are no events under which a purchaser may terminate its obligation to purchase shares, the private placement was completed prior to filing this registration statement.

Prior to engaging in the transactions described below involving Whitsend Investments Limited, AMRO International, S.A., Trinity Capital Advisors, Inc. and Triton West Group, Inc.,Worldwide Wireless had no previous relationship with these selling stockholders. We understand that they are in the business, among other things, of providing the types of debt and equity capitalization they have given to us to other publicly-traded corporations, under terms and structures which may or may not be similar to those offered to us in the private equity line of credit and convertible debenture purchase agreements described below.

Trinity Capital Advisors introduced AMRO International and
Whitsend Investment Limited,investment fund companies, to Worldwide Wireless as investors. Trinity Capital Advisors, also an investment fund company, learned about us while researching for an investment opportunity in the wireless broadband industry. Worldwide Wireless entered into the agreements based on capital requirements for expansion of its business.

Columbia Financial Group, Inc. received a total of 1,000,000 warrants and 200,000 shares of restricted common stock in consideration for the performance provided and to be provided to Worldwide Wireless of investor relations and press relations services. These services have an approximate market value of $10,000 per year, and its contract with us runs through September 2001. Columbia Financial Group, Inc. began providing us services in June 1999. The value of the options given by Worldwide Wireless to Columbia Financial Group, Inc. in consideration for its services has also been established as $10,000, using the Black-Scholes method of calculation.

Mutual Ventures Corporation, one of our principal shareholders, has had ongoing relationships with Technology Equity Fund Corporation and The Oxford Group, Inc. Schumann & Associates has served as our general counsel since inception, for which it has received the shares of our common stock which are being offered through this prospectus.

Private equity line of credit agreement

Overview

Whitsend Investments Limited, a British Virgin Islands corporation, entered into a Private Equity Line of Credit Agreement with us, dated as of June 19, 2000, for the future issuance and purchase of shares of our common stock. The purpose of this agreement is to provide Worldwide Wireless with the ability to access and draw down funds when we need them for working capital, up to the maximum amount of $20 million, under the conditions specified in the agreement. Under that agreement, Whitsend Investments
Limited has committed to purchase up to the $20 million worth of shares of our common stock over a three-year period. Once every 15 trading days we may request a draw of up to $500,000 of that amount. If we elect to receive any of these funds, we will fix a specific date on which to calculate the appropriate price to charge Whitsend Investments Limited for our shares. This price will be calculated using a formula based on the average trading price of our common stock for the five-day period starting two days before the calculation date and ending two days after it. Each draw must be for at least $75,000.

Once the relevant average trading price for that period is calculated, Whitsend Investments Limited receives a discount on the purchase of our shares equal to twelve percent of this amount.

Under the private equity line agreement, Worldwide Wireless is never under any obligation to request a draw for any specific period, or at all. If we do elect to raise funds under this agreement, however, the aggregate total of all draws we take during the 3 year period cannot exceed twenty million dollars, and no single draw can exceed five hundred thousand dollars (except in the event that these funds are to be used for corporate acquisitions, in which case that limitation does not apply). For each draw requested under the private equity line agreement, we will receive the amount of the requested draw (less an escrow agent's fee of $1,500 per transaction and a 4% finder's fee payable to Triton West Group, Inc., which introduced Whitsend Investments Limited to us). Triton West Group, Inc. is not obligated to purchase any of our shares under the private equity line agreement.

Rather than providing Whitsend Investments Limited with a cash commitment fee, we have issued to Whitsend Investments Limited warrants to purchase up to 125,000 shares of our common stock at an exercise price of $4.6875. The warrants expire June 19, 2003. The common stock issuable upon exercise of those warrants, as well as all shares issuable to Whitsend Investments Limited if we elect to use the entire private equity line under the agreement, are included in the shares being registered in this registration statement or this prospectus.

Based on a review of our trading volume and stock price history, and the number of draws we could make, we are registering 9,569,378 shares of common stock for possible issuance under the equity line of credit agreement, and 125,000 shares of common stock underlying the warrants delivered to Whitsend Investments Limited as described above. The listing requirements of The Nasdaq SmallCap Market prohibit us from issuing 20% or more of our issued and outstanding shares of common stock in a single transaction if the shares of common stock may be issued for less than the greater of market value or book value unless we get stockholder approval. Based on shares of common stock issued and outstanding on July 10, 2000, the date of the closing of the common stock purchase agreement, if we were to become listed on the Small Cap Market, which we may apply for once we meet the applicable listing requirements, we would not be able to issue to Whitsend Investments Limited more than 2,552,789 shares under the equity line of credit agreement and the warrants without the approval of our stockholders (assuming the same number of shares of common stock are outstanding then as are outstanding today). Because 125,000 of these shares of common stock are committed to the Whitsend Investments Limited warrant, if we wish to draw amounts under the equity line of credit agreement common stock under the private equity line agreement, we would have to receive stockholder approval prior to any draw.

In addition, the private equity line of credit agreement does not permit us to draw down funds if the issuance of shares of common stock to Whitsend Investments Limited pursuant to the draw would result in Whitsend Investments Limited owning more than 9.9% of our outstanding common stock on the date we request the draw. In order for us to utilize the equity line of credit to its full extent, a combination of an increase in our price per share and the selling off of pre-draw holdings by Whitsend Investments Limited must take place.

The draw down procedure and the stock purchases

We may request a draw by faxing a notice to Whitsend Investments Limited, stating the amount of the draw we wish to receive. We may also tell them the minimum price, if any, at which we are willing to sell the shares of our common stock, which protects us from having to sell our shares too cheaply in the event that our trading price should drop significantly during the 5-day calculation period after we have requested the draw. The purchase price for our shares will be eighty-eight percent of the average trading price determined during that 5-day period. We are limited to a mandatory period of fifteen trading days between draws (except under special circumstances designated in the agreement, as in the case of an acquisition), unless this restriction is waived by Whitsend Investments Limited.

Amount of the draw

The amount of the draw which Worldwide Wireless will receive will be the amount we have requested, with a minimum draw of $75,000 and a maximum draw of $500,000, less the escrow and finders fees described above.

Number of shares of our common stock issuable upon a draw

To determine the number of shares of our common stock which we must issue in connection with a draw, we will calculate the average trading price during the five-day period described above, then reduce that amount by 12% to reflect the discount to our market price which Whitsend Investments Limited receives under our agreement. The aggregate amount of the draw we have requested is then divided by this discounted price per share to calculate the number of shares we must. The amount of their discount reduces automatically to 10% in the event our common stock is approved for listing on the Nasdaq SmallCap Market or on another national securities market or exchange.

Sample stock purchase calculation

The following is an example of the calculation of the draw down amount and the number of shares of our common stock we would issue to Whitsend Investments Limited in connection with the draw based on the hypothetical assumptions described below. These assumptions are being provided for purposes of illustration only, and not to indicate that we expect them to come to pass at any time in the future. A sample of how the calculation of the draw would work is as follows:

We provide a notice of a requested draw to Whitsend Investments Limited indicating that we wish to draw down $500,000, which is the maximum amount for any draw. The date we pick to fix our market price is the Wednesday following the day we give notice of our draw request. The average market price of our common stock for the five-day period beginning on the Monday of that week and ending on the Friday of that week (assuming that stock trading occurs on all five days) is $3.00. Multiplying the average market price ($3.00) by 88%, the applicable purchase price for our shares would be $2.64. Dividing the amount of the draw by this purchase price, Whitsend Investments Limited would purchase 189,394 shares for $500,000. The net proceeds from this draw to Worldwide Wireless, after deducting the $1500 escrow charge and the 4% finder's fee to Triton West Group, Inc. would be $478,500.

Suppose that the notice specified a minimum threshold amount of $3.50 per share, below which we will not sell any shares of common stock to Whitsend Investments Limited during this draw down period. We are not required to sell below the threshold price, and Whitsend Investments Limited has the option, but not the obligation, to purchase shares at this price even though it is higher than the formula would require.

Whitsend Investments Limited will send the applicable purchase price to the escrow agent, and we will deliver the shares of common stock purchased to the Depository Trust Company to be credited to the Whitsend Investments Limited account within three trading days after settlement, upon confirmation by the escrow agent of receipt of the purchase price. The delivery of the requisite number of shares of common stock and payment of the draw will take place through the escrow agent, Epstein, Becker & Green, P.C. in New York, N.Y.

Necessary conditions before Whitsend Investments Limited is obliged to purchase shares of our common stock.

The following conditions must be satisfied before Whitsend
Investments Limited is obligated to purchase the shares of our common stock that we wish to sell from time to time under the Agreement

- -	this registration statement for the shares of common
stock we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making unrestricted resales of the shares of common stock purchased by Whitsend Investments Limited;

- -	there can be no material adverse change in our business,
operations, properties, prospects or financial condition;

- -     we must not have merged or consolidated with or into
another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the terms of the Agreement;

- -     no statute, rule, regulation, executive order, decree,
ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the Agreement;

- -	no litigation or proceeding adverse to us, to Whitsend
Investments Limited or to any of their affiliates, can be pending, nor can any investigation by any governmental authority be threatened against us or them seeking to restrain, prevent or change the transactions contemplated by the private equity line of credit agreement, or seeking damages in connection with these transactions; and

- -	trading in our shares of common stock must not have
been suspended by the Securities and Exchange Commission.

In the event that we do not register the shares as required by this agreement, we will incur penalties in the amount of two percent of the aggregate market value of the shares of common stock purchased from us, including the warrant shares.

Restrictions on future financing

The agreement with Whitsend Investments limits our ability to raise money by selling our securities for cash at a discount to their market price during the commitment period under any other equity line of credit, and Whitsend Investments Limited has a first right of refusal to elect to participate in our future financing activities.

         There are exceptions to this limitation for securities sold in the following situations:

- -	in a registered public offering which is underwritten
by one or more established investment banks;

- -	pursuant to any presently existing or future employee
benefit plan which plan has been or is approved by our stockholders;

- -	pursuant to any compensatory plan for a full-time
employee or key consultant;

- -	in connection with a strategic partnership or other
business transaction, the principal purpose of which is not simply to raise money; or

- -	in a transaction to which Whitsend Investments Limited
gives its written approval, which approval cannot be unreasonably withheld.



Timing and Costs of closing the transaction

At the closing of the transaction on June 19, 2000, we delivered the requisite opinion of counsel to Whitsend Investments Limited and paid the escrow agent, Epstein, Becker & Green, P.C. of New York, $20,000 for Whitsend Investments Limited's legal, administrative and escrow costs.

Termination of the purchase agreement

Whitsend Investments Limited may terminate its funding and stock purchase obligations under the private equity line of credit agreements with us if any of the following events occur:

- -	we suffer a material adverse change in our business,
operations, properties, or financial condition;

- -	a stop order or suspension of the effectiveness of
the registration statement for an aggregate of thirty trading days occurs;

- -	we file for protection from our creditors; or

- -	this registration statement is not declared effective
by the Securities and Exchange Commission by December 1, 2000.

Indemnification to and from Whitsend Investments Limited

Whitsend Investments Limited is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied to us by Whitsend Investments Limited for inclusion in the registration statement and this prospectus. Conversely, we are entitled to indemnification from Whitsend Investments Limited for material misstatements or omissions in the information supplied to us by them for inclusion in the registration statement or this prospectus.

Convertible debenture purchase agreement

On June 30, 2000, we entered into a convertible debenture and warrant purchase agreement with AMRO International S.A.
and Trinity Capital Advisors, Inc. for the purchase of debentures having an aggregate principal amount of $1,000,000.

The convertible debentures are set to mature on June 30, 2003 with interest accruing at 7% per annum from the date the convertible debentures were issued until the earlier to occur of conversion of the debentures into shares of our common stock or June 30, 2003. Until conversion, the interest accruing on the debentures shall be payable quarterly in arrears, on September 1, October 1, January 1 and June 1 of each year, commencing September 1, 2000.

The convertible debentures are convertible by the holder into shares of our common stock at any time prior to the close of business on June 30, 2003. The conversion price will be the amount which is equal to the lesser of $3.1563 per share or 80% of the market price of our shares as of the date on which a conversion notice is received by us. Under the terms of our agreement (which was drafted before the applicable conversion price was calculated and fixed), we may redeem the debentures for cash at 150% of the amount of unpaid principal and accrued interest on these debentures if the conversion price is not less than $7.00 per share. Since the price of our common stock was less than $7.00 per share when our agreement was subsequently signed by the selling stockholders, the applicable conversion price fixed by this agreement will always be less than $7.00 per share and we have no ability to redeem these debentures for cash. We have the right to redeem the convertible debentures for an amount equal to 150% of their unpaid principal balance, plus all accrued but unpaid interest outstanding on that amount at the time of redemption. We are obligated to reserve for issuance upon conversion a sufficient number of shares of common stock, and to register and maintain an effective registration statement for the shares of common stock reserved for issuance.
The beneficial conversion feature associated with the issuance of the convertible debenture will result in a charge of approximately $25,000 to interest expense during the third quarter of our current fiscal year.

We received proceeds from the sale of the debentures in the amount of $1,000,000, less the amount of $7,000 for escrow, administrative
and legal fees payable to Epstein, Becker & Green, P.C.   A finder's
fee of 5,000 shares of our common stock was paid to Triton West Group, Inc. under the terms of our debenture purchase agreement.

In the event that we do not register the shares as required by our agreement with the purchasers of these debentures, we will incur penalties in the amount of two percent of the aggregate market value of our shares of common stock covered by that agreement. Also, in the event the registration statement of which this prospectus is a part is not declared effective by December 1, 2000, these purchasers have the right to terminate their agreement.

Our Transactions with the Other Selling Stockholders

Worldwide Wireless entered into an oral agreement on or about May 15, 2000 to register 100,000 shares of our common stock previously issued to The Oxford Group, Inc. The Board of Directors ratified our agreement in a written resolution dated May 15, 2000. The Oxford
Group is named as a selling stockholder in this registration statement.

We also entered into an oral agreement on or about June 1, 2000 to register 20,157 shares of our common stock previously issued to Schumann & Associates. The Board of Directors ratified our agreement
in a written resolution dated June 1, 2000.    Schumann & Associates
is named as a selling stockholder in this registration statement.

We also entered into an oral agreement on or about July 19, 2000 to register 125,000 shares of our common stock previously issued to Technology Equity Fund Corporation. The Board of Directors ratified our agreement in a written resolution dated July 19, 2000. Technology Equity Fund Corporation is named as a selling stockholder in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at the following locations:

 - Main Public Reference Room, 450 Fifth Street, N.W.,
 Washington, D.C. 20549

 - Regional Public Reference Room, 75 Park Place, 14th Floor,
 New York, New York 10007

 - Regional Public Reference Room, Northwestern Atrium Center,
 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov.

We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

ITEM 13: INTERESTS OF NAMED EXPERTS AND COUNSEL

Accountants

The consolidated financial statements of Worldwide Wireless
Networks, Inc. as of December 31, 1999 and 1998 and for the years then ended, and for the nine-month period ended September 30, 2000, included in this prospectus have been included in reliance upon the reports of Crouch, Bierwolf and Chisholm and Chisholm
& Associates, respectively, given on the authority of said firms as experts in auditing and accounting.

Legal Matters

The legality of the shares of common stock offered under this prospectus will be passed upon for Worldwide Wireless by Feldhake, August & Roquemore, LLP, 19900 MacArthur Boulevard,
Suite 850, Irvine, California, 92612.

Some other matters involving Worldwide Wireless and described in this prospectus, including matters involving our pending and threatened litigation, have been passed upon by Thomas J. Rotert, formerly of the law firm of Schumann & Associates, who serves as General Counsel to Worldwide Wireless. Schumann & Associates owns shares of our common stock with a market value in excess of $50,000, which shares are being included in and offered for sale under this prospectus. Mr. Rotert formerly served as our Secretary and Treasurer and was also a member of our Board of Directors until his resignation on December 20, 2000.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is The Depository Trust Company.

Agent for Service

Our agent for service of process is Michael J. Morrison, Esq., 1495 Ridgeview Drive, Suite 220, Reno, NV 89509.

ITEM 16:  DESCRIPTION OF THE BUSINESS

Wireless Network

We have the technical expertise to build and operate large scale wireless networks without relying on an existing wire-based network, such as a telephone network's copper lines. Our wireless network allows the user to connect to an Internet service provider bandwidth via a radio modem. Typically a customer relies on an incumbent local exchange carrier such as a telephone company's copper wires or a cable company's television coaxial plant to provide the physical means for the customer to connect to the Internet.

Our primary means of providing our wireless services is a wireless network consisting of an operations center, centralized base stations known as "points-of-presence", and distribution radios which connect to the end customer. We currently operate a wireless network which has been operational for approximately eighteen months and covers an estimated 85% of Orange County, California and, since December 31, 1999, we have also been providing wireless services in Los Angeles County, California.
We currently rely on fifteen, fully-operational POPs, which are generally located on the tops of tall buildings. We negotiate long- term site licenses for each POP location.

The typical POP site consists of one indoor/outdoor equipment cabinet (62" H x 23" W x 34" D) and an array of four to eight small sectional antennas (42" H x 4" W). The sectional antennas can be painted any color to match existing surroundings. There is no roof penetration, and once the system is installed there are minimum inspections. We pay for all costs associated with the installation and our unit requires a single phase 110 volt outlet for power.

As part of our network expansion and in the course of normal operations, we are negotiating to expand our rights associated with the current POP locations as well as acquire additional point-of-presence locations. Management believes that the current market for these facilities is sufficient to meet our needs, and that they are reasonably priced; however, the ability to acquire and maintain these rights is, and will continue to be, a material factor in our success.

In general, our end customers must be within five miles of a POP and have line-of-sight visibility between the POP and an antenna located at their building. The five mile standard is based upon the equipment we use, existing interference and equipment reliability. Other companies may use greater distances from a POP, and we do as well, but we have adopted five miles as a general guideline for our connections. Each end customer must install a rooftop or window radio with an antenna. When the customer accesses the Internet, the signal travels over its building's wiring or wireless network to the rooftop or window antenna. The antenna sends the data signal to a nearby POP, where the signal is communicated to our broadband switching center and then onto its final destination.

Our wireless network has been designed to provide our customers with flexible, rapidly-installed and reliable high-speed internet connectivity. For example, during the Panasonic Shock Wave
Beach Games in August of 1999 we established a temporary wireless system which provided Internet access to the participants on the beach. We are able to install the necessary equipment at a customer's business within two to five days. Actual installation of a wireless system may take as little as four hours. Installation and incorporation into our wireless network can be accomplished as fast as within 48 hours following a signed service order. This can be accomplished when we rely on installation scheduling and preparation prior to contract signing.However, we generally plan for a three week time period for completion of installation. We manage our network traffic by using routing equipment that measures and controls packet flows (data bundled for transmission) and we install equipment with performance levels that meet or exceed those required by the customer.

Our wireless network is engineered to provide high reliability and wide area coverage. We generally operate at a greater than 98% uptime. Our wireless networks are capable of high speeds of 128 kbps through 100 Mbps speeds. Kbps stands for Kilobits per second, and Mbps stands for megabits per second; the number of bits per second is the industry standard of measurement of how fast data can be transmitted over the Internet. Our wireless system and Digital Subscriber Lines (which are enhanced copper lines that connect to a local telephone company system and then directly to the Internet), provide connection to the Internet at high speeds. Our wireless connections can provide transmissions at greater speeds than a dial up connection. For example, a dial up modem transmits at 28,000 to 56,000 bps; a T1 line (which is a dedicated telephone cable with a bundle of twenty-four voice or data lines) transmits at 1.544 Mbps, and our wireless network transmits at a rate of 100 Mbps. These high speed connections allow files, documents and voice transmissions to be dispatched over the Internet in much shorter time periods.

We operate on a combination of licensed frequencies of 23 Ghz and unlicensed frequencies in the 2.4 Ghz ISM bandwidth, 5.8
Ghz ISM bandwidth, and 5.2 Ghz UNII bandwidth ranges.  Ghz,
(giga hertz) is a measurement of electromagnetic energy which is equivalent to one "wave" or cycle per second. The bandwidth range determines whether federal licensing is required. Some frequencies must be licensed by the U.S. Federal Communications Commission, whereas unlicensed frequencies are part of the radio spectrum that the general public may use for personal radios. The licensing required is determined on a site-by-site basis, depending on the distance and type of network link. Reliability is achieved through redundant radio links and wired line back-up. Security is provided through spread spectrum radio links and encryption, among other standard security measures. Our radio modem transmits data by a microwave frequency which changes 32 times a second. During our initial twelve months of operations we experienced no significant weather interference, nor did we expect to, since the low frequencies which we use are rarely affected by weather conditions (other than hail). We are not sure how a wireless network in geographical areas with more severe weather than Southern California would be affected, but management does not believe that weather conditions will pose a significant factor to our ability to provide high-quality wireless services.

Principal Services

High-speed Internet: We offer connections to the Internet at speeds from 128 kbps to 100 Mbps. This service provides always-connected, secure access for all sizes of commercial businesses. These connections are primarily supported by our wireless network with the balance of customers being served by DSL and leased T-1 circuits. We enhance our service by balancing and distributing our traffic across our upstream connections, which include Digital Broadcast Networks, Savis, and Exodus networks. As of September 30, 2000, we had approximately 388 high-speed wireless customers.

Dial-up Internet Access: As of September 30, 2000, we did not provide Internet access to Internet users using dial-up connections. This service was previously marketed to the general public throughout Orange County and to our commercial customers to support work-at-home, remote server access, and other business applications. As of August 31, 2000, we have divested our dial-up division because we felt the cost of operating this service exceeded the revenue value it did, or would in the future, provide to us.

Data Center Services: We offer web hosting, web site development and co-location services to our customers. Our co-location service allows a customer located outside our wireless network to physically place a computer connected to the customer's network in a secure facility with a high-speed physical connection to the Internet. As of September 30, 2000, we provided these services to approximately 292 customers.

Network Consulting: We offer design and implementation services for private wireless networks and consulting services to develop network hardware components. As of September 30, 2000, we provided these services to approximately 11 customers, representing 3% of our total revenues for that fiscal quarter.

Business and Operating Strategies

Our historical sales have resulted from domestic operations primarily located in Orange County, California. This area has a high concentration of technology-oriented businesses that represent our prime targeted customers due to their need for high-speed Internet access. By focusing our expansion to markets in Southern California, management believes that we can utilize our existing network assets, brand equity, central facilities, administration, and technical resources to efficiently grow our business.

We generally work with our end customer when providing network access. We believe that a direct customer relationship provides the opportunity for us to cross-sell network products, improve customer satisfaction, and reduces the chance of customer attrition. In May 1999, we created a direct sales force to market and sell our products and services. This sales force markets our services to businesses of all sizes within our network service area, and is supported by our customer service, technical experts, and outbound telemarketing activities. This direct sales activity is supplemented by telemarketing sales agents and through customer referrals.

At the local level, we advertise in general print media and through publications targeted at the information professional. During late 1999 we established an e-commerce site, www.airwaveproducts.com, to sell wireless network equipment to enterprise customers and Internet service providers. Although no revenues were generated from this site during fiscal year 1999, management believes that in the future an increasing percentage of our revenues will be attributable to the sale of products and services over the Internet.

Our backlog results from the difference in timing between a firm customer order and the installation of all services ordered by the customer. In general, our target interval for installation is three weeks. As of September 30, 2000, we estimate that our revenue from contracts for services ordered but not yet filled to be approximately $120,000, of which approximately $10,000 represents recurring monthly revenue, and the rest represents one-time revenue from the sale of equipment.

Competition

Our market is crowded with companies which provide both wired and wireless Internet networks and Internet access to businesses and individuals. We face competition from existing network and Internet service providers, most of whom have financial resources, brand recognition, work coverage, technical resources, and sales forces much larger than ours. These providers may have substantial financial and technical resources directed at the same markets served by us. As a result, from time to time, we may need to adjust the pricing of our products, expend more funds to acquire customers and may experience higher customer attrition. In addition, we need to be able successfully to compete with the larger and more established companies that already provide Internet service.

In the wireless market we compete with, among others, Teligent, Inc., Winstar Communications, Inc., and NEXTLINK Communications, Inc., each of which offers wireless directional, high-speed network services; Pacific Bell, AT&T, World Com, Qwest, Cox Communications, Sprint and similarly situated telecommunications companies, which offer Internet products as stand-alone products or in a bundle with telecommunications, network services, or wide-area networking; and companies like Covad and Rhythms Net Connections, which are representative of service providers who provide high-speed network facilities primarily by using state-of-the-art modems in conjunction with the facilities of incumbent local exchange carriers.

Similarly, we compete with Time Warner, @Work, and other cable television companies which have converted cable television coaxial ines to support bi-directional, high-speed network services, and we also compete with Internet-dedicated access companies, like Verio, Concentric, and Level 3, which specialize in Internet protocol products that include data center services, web hosting, virtual private networking, network consulting, and related products and services.

We compete with these companies in the areas of rapid installation, technical performance, quality of customer service and price. We have the capacity to deliver Internet service in 48 hours because at a minimum our service may only require installation of a radio and antennae at a customer's site. Competing technologies that rely on physical wiring may require 30 to 45 days for the necessary wiring to be installed. We develop our networks primarily with our own internal engineering expertise, and we believe the use of our own personnel increases the uniqueness of our service and prevents direct copy by our competition.
Use of our own technical network
configuration, radio technology, and POP site implementations reduce costs and improve performance.

Although pricing is an important factor in our customers' purchase decisions, we believe that customer relationships, customer service and consistent quality will be the key to generating customer loyalty. During the past several years management has observed market prices for network services declining, which is a trend management believes will likely continue. As prices decline for any given speed of service, we expect that our total number of customers will increase due to more individuals and companies having access to, and deciding to use, these services. As the total number of customers increase, the proportion of customers purchasing our high-speed services, which are more expensive in compar-ison to our other services, will increase because the cost to ugrade a customer's speed is generally minimal.

Many of our competitors rely on existing networks of copper lines owned by third parties. We believe these networks are facing increased demand from individuals and businesses for new services at a reasonable cost. Our management believes that elimination of reliance on third parties reduces our costs by eliminating the expense of payments to these third parties for labor costs associated with installation and costs of troubleshooting network problems. Further, we believe that capital expenditures associated with constructing our wireless network are substantially lower because we do not physically have to construct a wire network.

Principal Suppliers

Our principle suppliers provide hardware and software that is incorporated into our networks. While no single vendor represents a majority of capital spending, network performance depends on the operation and support of these products. We rely on third-party vendors for equipment, upstream bandwidth, operational software, and product support. We currently rely on six vendors for our equipment and four vendors for upstream bandwidth access. Our product availa-bility and network performance may be diminished when and if these providers limit the availability of service, delay product, or deviate from our expectations for performance. However, management believes these vendors could be replaced within approximately 60 days should that become necessary in the future. Our agreements with our customers typically require specific performance on our part for financial, service, or operational actions, and any failure in our performance due to a vendor's non-performance could result in penalties and/or increased costs of operation for us. As is customary in the industry, damages owed by a company for failure to provide bandwidth are generally limited to service credits for the circuits affected.

In November 1999, we entered into a contract to purchase wireless tele-commnications equipment from Adaptive Broadband Corporation. Pursuant to the agreement we have committed to purchase 2,624 units, 5,120 units and 7,760 units during the first, second and third years of the agree-ment, respectively. Units consist of subscriber units or access points. Subscriber units refer to individual customers and access points refer to POPs. The agreement may be terminated by written notice from either party for occurrence of several specific events, notably, if either party is not satisfied ith the performance of the other party. Obli-gations of the agreement will survive early termination to the extent purchase orders are accepted by Adaptive Broadband Corporation and minimum additional payments are required.

We anticipate that approximately 20% of the equipment purchased as a result of the agreement will be used in our own wireless operations, an d the remaining 80% will be resold to third parties. We expect to purchase a minimum of $4.4 million, $6.4 million and $7.76 million of equipment for the first, second and third year of the agreement. As of this filing, we anticipate that this agreement will provide additional revenues from wireless equipment sales, however, we cannot assure what effect the commitments required under the agreement will have on our results of operations.

Trademark, License and Intellectual Property

Our primary service mark in our service area of Orange County is Globa l Paific Internet, because the name Worldwide Wireless was not availa ble to us as a corporate name from the Secretary of State of California. We are currently seeking trademark protection for both "Global Pacific Internet" and "Worldwide Wireless Networks." To the extent we succeed in obtaining a federal trademark for "Worldwide Wireless Networks," we may be able to enforce our right to use that trademark as our corporate name in California, but there can be no assurance that we will ever be able to do so. The success of our business depends in part on brand recognition, trade secrets, network hardware, and software which may be proprietary or purchased from third-parties. We rely upon a combina-tion of licenses, confidentiality agreements and other contractual covenants, as well as the statutory protections of the California Trade Secrets Act to establish and protect our technology and other intellec-tual property rights. Although we do not believe that our intellectual property infringes on the rights of any other party, third-parties may in the future assert claims for infringement which may be successful and/or require substantial resources to defend. Other than in California, we have no knowledge of any condition or circmstance which would cause a conflict with our trademark or name in any jurisdiction, although there can be no assurance that a condition or circumstance of this type does not exist, or will not develop in the future. (See: Risk Factors -
Risks Relating to Our Business.)

As of September 30, 2000, we held six (6) FCC private operational fixed mirowave radio station licenses. (See "Government Regulations" below). These licenses have a term of ten years, the first of which will expire in July 2009. The importance of having FCC licenses to companies like ours is that it establishes superior rights as against third parties to provide our services using the frequencies and in the locations for which these licenses are granted. We intend to continue to apply for these licenses as our business and operations expand.

Product Development

We conduct research and development as an incidental activity to our ordinary operations. Therefore, we have not spent any material amount for research and development during the past two fiscal years. We expect to devote substantial resources to increase market penetration within our current service area as well as expand our wireless network to other areas in southern California and in other locations where we believes it has an opportunity to market its services successfully.

In May of 1999 we entered into a joint venture with Bridge Technology, Inc. Pursuant to the agreement, we have agreed to provide our know how and have contributed $50,000 toward the capitalization of Pacific Bridge Net, a subsidiary of Bridge Technology. The mission of Pacific Bridge Net is to design, develop (patent and copyright), market and sell various devices required to provide high-speed broadband wireless access to the Internet backbone infrastructure. We own a 20% interest in the venture, and will have the right to sell any radio equipment which is developed through the venture in the United States. As of December 31, 1999, the amount of this investment was reduced to $36,885, resulting from our 20% allocation of the losses reported by Pacific Bridge Net for fiscal year 1999. Pacific Bridge Net has finished an engineering prototype of a wireless radio with a built-in firewall and integrated router (which may eliminate the need for a prxy server or complicated network configura-
tion), and has been testing it for a period of approximately 12 weeks for reliability and stability in real wireless network deployment.
The formal agreement was terminated by mutual consent as of July 1, 2000, however we continue to make sales of equipment through Global Bridge
E Net for use both in the U.S. and Asia.

Government Regulation

At the federal level, the FCC has jurisdiction over the use of the electro-magnetic spectrum (i.e., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that origi-nate in one state and terminate in another state. State regulatory com-missions generally have jurisdiction over intrastate communications, that is, those that originate and terminate within the same state. Municipali-ties and other local jurisdictions may regulate limited aspects of our business by, for example, imposing zoning and franchise requirements and requiring installation permits. We ae also subject to taxation at the federal and state levels and may be subject to varying taxes and fees from local jurisdictions.

A large portion of our wireless networks operate in a radio spectrum not rquiring licensing from the Federal Communications Commission under current regulations. As an Internet service provider we are not currently directly regulated by the FCC or the Public Utilities Commission of any state. However, as required by law, we license frequency spectrum directly from the FCC for some of the high-speed portions of our wireless network. Changes in current state or federal law, or in the interpretation of existing law, may cause increased regulation of our business or restrictions on the unlicensed radio spectrum currently used in the wireless networks.

Employees

We currently have a total of 39 employees all of which are full time. Thes individuals bring us expertise in various aspects of sales, engi-neering, customer service, finance and network operations. The majority of our employees are based in Orange County, California. We believe we have good relations with our employees, and none are covered by any collective bargaining agreement.

ITEM 17:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, including all notes attached to these statements, which appear at the end of this prospectus. In addition to historical information, the discussion here and elsewhere in this prospectus con-tains some forward-looking statements. These statements by their nature involve risks and uncertainties, and should not be construed to imply any promise, certainty or likelihood that these results or trends will necessarily continue in the future. Our actual resuts in the future may differ significantly from those anticipated by these forward-looking statements, due to many factors including those set out in the "Risk Factors," "Business" and other sections of this prospectus.

Overview. Worldwide Wireless is a networking solutions company which provdes high speed Internet access using our own wireless network, dial-up Internet access, data center services and network consulting. Since April 1999 we have undertaken large-scale commercial operations and have developed a commercial customer base, a direct sales force and have expanded our wireless network. Our primary market is currently Orange County, California, where we operate our wireless network. Recently, we have also initiated operations in Los Angeles County, California. While we have experienced revenue growth since our inception, we have operated at a net loss, due primarily to our investment in expanding our network coverage, which is expected to continue.
Management believes that our continued expansion will result in additional losses for the foreseeable future, due to our continued expansion efforts beyond the amount of revenues generated from our existing operations. We must fund these expansion efforts, for the foreseeable future, from the incurrence of debt and/or the sale of equity, and there can be no assurance that we will be able to access either debt or equity capitalization in sufficient amounts or on acceptable terms to continue to fund these expansion efforts (as further described below. We have received a letter from one of our existing investors indicating a willingness to provide additional debt and/or equity capitalization as may be determined between us from time to time as our financial needs arise. Depending upon the terms presented to us, we may or may not use all or any portion of this funding. If we were unable to acess this capital, or any other capital for expansion, then Worldwide Wireless would be unable to continue its expansion as planned, and would remain essentially an Orange County, California network. Management has developed a cost reduction plan which could be implemented should this occur, and this plan would allow Worldwide Wireless to operate profitably, with little to no expansion or growth.

Revenues. We generate revenues primarily through the sale of annuity-likeservice contracts with customers, the sale of equipment and installa-tion of wireless networks, and network consulting. We recognize revenues when services are completed. Our revenues for the twelve months ended December 31, 1998 and December 31, 1999 were $841,841 and $1,980,203, respectively. For the nine-month period ended September 30, 1999, our total revenues were $1,228,457. These revenues increased by 124% to $2,757,520 for the same period ended September 30, 2000. The increase in revenue for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 are primarily attributable to an increase in the number of wireless customers. We had approximately fifteen wireless customers at December 31, 1998, one hundred and ninety at December 31, 1999, and three hundred and eighty eight at September 30, 2000. In addition to the growth in our wireless customer base, equipment sales increased from $30,243 to $251,037 for the twelve months ended December 31,1998 and December 31,1999, respectively. We believe that growth in revenue will come from additional penetration in markets currently served by existing networks, expansion of complimentary product lines to existing and new customers, and geographic expansion using currently deployed technologies. We have spent, and intend to continue to spend, significant resources on these activities.

Cost of Sales. Our cost of sales for goods sold consists of third-party network usage and other outsourced service costs, and the cost of roof rights. Third-party network costs are expensed in the period when services are rendered and are generally proportional to the number of customers. Our total costs of sale for goods and services sold for the years ended December 31, 1998 and 1999 equaled $430,600 and $972,802, respectively, and for the nine months ended September 30, 1999 and Sep-tember 30, 2000, these costs were $513,073 and $1,835,716, respectively, an increase of 258%. The increase in our cost of sale for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 is relative to the increase in revenue generated from our growth
in wireless customers and equipment sales.   We do not currently antici-
pate that inflation will have a material impact on our results of operations in the near future.

Sales and Marketing.  Sales and marketing expenses include salaries, sales commissions, employee benefits, travel and related expenses for our direct sales force, fees paid to third-party sales agents, marketing and sales support functions. For the years ended December 31, 1998 and December 31, 1999 our sales and marketing expense equaled $158,592 and $616,022. For the nine month period ending September 30, 1999, our cost of sales and marketing expense was $357,573, compared to $574,966 for the same period ended September 30, 2000, an increase of 61% or $217,393 in the aggregate. The increase in sales and marketing expense for the twelve months ended December 31,1999 and the nine months ended September 30, 2000 are attributable to expanding our sales department from two sales representatives at December 31, 1998 to ten at December 31,1999.
Consequently, we incurred more salary and commission expenses.   In an
effort to increase our revenues, user base an brand awareness, we expect to increase significantly the amount of spending on sales and marketing over the next year. Marketing costs associated with increasing our user base, which to date have been minimal, are expensed in the period incurred.

General and Administrative. General and administrative expenses include salaries, employee benefits and expenses for our executive, finance
, depreciation of network equipment, technical staff costs, legal, and human resources personnel. Investment in network equipment is related primarily to geographic network expansion and incremental customer installations, which result in increased depreciation expense in future periods. In addition, general and administrative expenses include fees for professional services and occupancy costs. Our general and administrative expenses were $455,126 for the year ende December 31, 1998, and $2,377,133 for the year ended December 31, 1999. They were $1,060,983 for the nine months ended September 30, 1999, increasing
206% to $3,248,688 for that same period ended September 30, 2000. The increase in general and administrative expense for the twelve months ended December 31, 1999 and the nine months ended September 30, 2000 are attributable to hiring additional personnel, incurring more legal, professional and outside services as related to being a public company, and increased depreciation expense due to continued expansion of our network. We expect general and administrative expenses to increase in absolute dollars as we continue to expand our administrative ifra-structure to support the anticipated growth of our business, including costs associated with being a public company.

Liquidity and Capital Resources

Since Pacific Link's inception, it has financed its operations primarily through the private placement of equity securities, loans, leasing arrangements, cash-flow from operations and the merger completed with Worldwide Wireless in April 1999. As of September 30, 2000 cash reserves totaled $176,633, and current assets totaled $2,799,943.

Our current liabilities as of September 30, 2000 were $4,732,681 of which 1,285,151 accounted for the current portion of our long-term liabilities discussed above, and $2,999,357 is attributable to current accounts payable. We anticipate a reduction of approximately $17,567 in October 2000, due to the expiration of capital lease obligations.
We have paid interest rates ranging from 15.5% to 32.5%, or an average of 21.7%, on these obligations as a new company without a credit history. As of September 30, 2000, we had $1,000,000 in long-term liabilities (other than the current portion of long-term liabilities dicussed above and reflected on our financial statement as a current liability).

As of September 30, 2000, our principal commitments, other than our commitent to Adaptive Broadband Corporation described above under the heading Principal Suppliers, consisted of office, roof-rights payments, and equipment leases. Future minimum principal payments on notes payable were approximately $158,791. Future minimum lease payments were $20,250 with $18,665 through 2000 and $5,484 through 2001. Of that amount, capital lease payments due through the end of fiscal years 2000 and 2001 were $16,523 and $1,585, respectively, and operating lease payments due through the same periods were $212,877 and $283,836, respectively.

Interest expense for fiscal year 1999 was $46,895, which represented a decrase of $4,560 from interest expense of $51,455 for fiscal year 1998. The decrease was primarily attributable to the expiration of approximately 65% of the capital leases previously entered into by the Company in connection with the provision of dial-up services, and the ability of the Company to outsource such dial-up services without having to replace such capital leases.

Interest expense consists primarily of interest accrued for notes paya ble. Interest expense increased 307% to $107,806 for the nine months ended September 30, 2000 compared to interest expense of $26,484 for the nine months ended September 30, 1999. This increase is primarily attributable to the interest accrued on notes payable of which funds were used to continue expansion and increase the customer base in our existing market.

Net cash used to fund our operating activities for the year ended December 31, 1999 was $865,302 compared to $180,584 in funds provided by operating activities for the year ended December 31, 1998. Net cash used for operating activities consisted primarily of net operating losses and network asset purchases. For the nine months ended September 30, 2000, our operating activities used $1,815,750, an increase of 183% from the amount of $642,623 used to fund our operating activities during the nine months ended September 30, 1999.

Net cash provided by our financing activities was $2,029,671 for the period ended December 31, 1999, up from $11,986 for that period ended December 31, 1998. For the nine months ended September 30, 1999 and September 30, 2000, our financing activities provided net cash of $1,572,015 and $2,680,687, respectively, an increase of 71%. Net cash provided by financing activities was attributable to the sale of our securities prior to the merger in April 1999, and the sale of other debt and equity securities as described in the Recent Transactions section below.

Our net loss for the fiscal year ended December 31, 1999, totaled $2,051,252, or $.21 per share, compared to $330,183, or $.05 per share, for the fiscal year ended December 31, 1998. As discussed above the 1999 period was impacted by costs associated with increases in the number of sales personnel, administrative personnel, professional and consulting services and depreciation expenses.

We incurred a net loss of $3,009,656, or $.24 per share, for the nine monts ended September 30, 2000, compared to $712,990, or $.07 per share, for the nine months ended September 30, 1999. As discussed above, the nine months ended September 30, 2000 were impacted by costs associated with the Tarrab Capital Group merger, increases in our customer base, sales personnel, administrative personnel, executive management personnel, professional services, and depreciation expenses.

We expect to continue to incur significant capital expenditures in the futue in our current market of Orange County, including additions and enhancements to our server and network infrastructure, software licenses and furniture, fixtures and equipment. The actual amount of capital expenditures will depend on the rate of growth in our user base and available resources, which is difficult to predict and which could change dramatically over time. Technological advances may also require us to make capital expenditures to develop or acquire new equipment or technology.

Our current business plan calls for us to launch wireless networks in San iego, Santa Barbara and Ontario, California, and Honolulu, Hawaii during the period between the fourth quarter of 2000 to the second quarter of 2001. We have recently launched the Los Angeles Wireless network. We anticipate that during this expansion based upon our historical funding of expansion efforts, we will remain unprofitable in each market for at least 12 to 18 months after launch. We expect that we will require outside financing of at least $1,000,000 to $3,000,000 per location to establish and deploy our network in the areas mentioned above, in addition to any revenues generated from operations. We intend to explore the letter we received from one of our shareholders to determine if mutually agreeable terms can be reached whereby it would provide debt and/or equity capitalization to help finance our expansion efforts, and, even if acceptable terms can be negotiated, additional external funds will also have to be raised.

We have investigated the availability, source and terms for external debt inancing and are exploring options which may be available to us. However, we cannot assure that we will be able to obtain financing on terms agreeable to us. Also, the acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the repayment of principal and interest on the indebtedness, and could render us more vulnerable to competitive and economic downturns.

Any future securities offerings will be effected through registered of ferigs, or in compliance with applicable exemptions under federal and state laws. The purchasers and manner of issuance will be determined according to our financial needs and the terms available. After deter-mination of the availability of debt financing we may elect to offer securities and, accordingly, will determine the type of offering or the type or number of securities which we will offer at that time. However, we cannot assure that a future securities offering will be successful. We have no plans to make a public offering of our common sock at this time. We also note that each time if we issue more shares of our common stock our shareholders will experience dilution in the percentage of ownership of their common stock.

During fiscal year ended December 31, 1999 and the company's nine month interim period ended September 30, 2000, the company did not generate positive cash flows. Based on our current capital position, we are limited to expanding our network of services to customers located almost exclusively in Orange County and Los Angeles. We are currently reliant upon cash flows generated from operations, which our management has determined are not adequate to maintain current personnel and expansion levels for the next 12 months. As a result of this inadequacy, our management has developed a cost reduction plan that, if deemed necessary, will mandate our elimination of some outside services and costs associated with expansion, and a reduction in company staffing. Management believes that the implementation of this cost reduction plan would allow the company to maintain its current customer base and to meet all of its debt and operational expense requirements.


ITEM 18:  DESCRIPTION OF PROPERTY

Our principal executive offices are located in the City of Orange, California, where we lease 8,728 square feet of office space with roof rights for antennas. We renewed the lease on March 30, 1999 and it will expire in 2004. The monthly rent ranges from approximately $16,583 in the first year to $18,329 in the fifth year. This office space is in good condition and satisfies our current space needs.

We also lease two office spaces in Irvine, California. One office space, located at 5 Park Place, is 1,062 square feet and houses our sales agents. This lease will expire in April of 2003, and requires a basic rent payment of $2,549 per month (which is subject to adjustments for the term of the lease). The other office space is located at 8001
Irvine Center Drive, and is subleased to a computer consulting company for the cost of the lease (which is approximately $4,021 per month). Recently, to facilitate our expansion into Los Angeles County, California, we opened a sales office there comprising 1,993 square fet, located at 5933 Century Boulevard, Los Angeles, CA. The lease for that office has a five-year term, expiring in March 2005. Monthly rent there is $2,889.85 for the first thirty months of the lease, escalating to $3,089.15 for the remainder of our lease term.

ITEM 19:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Thomas Rotert, Esq., a former director of Worldwide Wireless, also used to serve as our corporate secretary and treasurer. Mr. Rotert did not receive any compensation for serving in these capacities, however his law firm,Schumann & Associates, has been engaged to represent us as general legal counsel, for which they have received compensation in cash as well as shares of our common stock. All stock earned by Schumann & Associates was accrued monthly and accounted for at its trading price at the end of each month, and were granted at the rate of $10,000 worth of shares per month of service, until May 31, 2000, by which time 20,157 shares had been earned.

Dennis Shen, who formerly served as a director of Worldwide Wireless, resined from that position in February 2000 (See "Executive Officers"). He has continued to provide services to us under a Consulting Agreement, for which he receives cash compensation equal to $50,000 per year, and will be responsible for, among other things, monitoring the Pacific Bridge Net and Global Bridge E Net ventures on behalf of Worldwide Wireless. (See: "Business: Product Development").

Sean LeMons, another founder of Worldwide Wireless and a holder of more than 5% of our outstanding stock, is an employee of Worldwide Wireless. His annual salary for FY 1999 was $57,600.

During 1999, we paid $15,000 to a shareholder for a note payable which was utstanding from December 31, 1997. This amount was received as a loan to us on a verbal basis from Ming Chan
Yeung, Susan Shen's mother and also one of our shareholders. The $15,000 was received by us in November 1997 and subsequently paid off in April 1999. These funds were raised for purposes of meeting the company's operating expenses.

During 1999, we paid $16,300 to a shareholder for a note payable which was utstanding from December 31, 1998. This amount was received as a loan to us from Zhi Gang Zhang a shareholder and outside consultant. The $16,300 was received by us in July 1998 and subsequently paid off in April 1999. These funds were raised for purposes of meeting our operating expenses.

During 1999, we received $75,000 from a shareholder for a note payable
 . Asof December 31, 1999, the balance due is $75,000. This amount was received by us in exchange for two Promissory Notes from Andrew Taubman, a shareholder and outside consultant. The first note dated August 6, 1999 was for $50,000, and the second note dated September 22, 1999 was for $25,000. These funds were raised in connection with our expansion efforts. They accrue interest at the rate of 10% per year and are payable on demand.

ITEM 20: MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Our common stock is traded over-the-counter and quoted on the Over the Couner Electronic Bulletin Board under the symbol "WWWN." The follow ing table represents the range of the high and low bid prices of our stock as reported by the NASDAQ Trading and Market Services for each fiscal quarter beginning with the third quarter of 1997 and ending with the third quarter of 2000. These quotations represent prices between dealers, may not include retail markups, markdowns, or commissions, and may not necessarily represent actual transactions.

        Year            Quarter                 High    Low
	------		-----------------	------	------
	1997		Third Quarter		0.25	0.125
			Fourth Quarter		0.13	0.13
	1998		First Quarter		0.125	0.10
	1999		First Quarter		4.0	4.0
			Second Quarter	        6.0	0.40625
			Third Quarter		4.75	2.875
			Fourth Quarter		4.00	2.50
	2000		First Quarter		9.56	4.50
	2000		Second Quarter	        7.85	3.19
	2000		Third Quarter	        3.56    0.85

During 1997 and 1998 our market was sporadically and thinly traded.
There was no trading activity during the second, third and fourth quarters of 1998. Trading activity increased in August of 1999. The price per share of companies situated similarly to Worldwide Wireless have also exhibited extreme volatility in response to company-specific information as well as general market conditions. Shareholders should consider the possibility of the loss of the entire value of their shares.

As of September 30, 2000, we had approximately 122 stockholders of record. Management controls, directly and beneficially, 7,636,600 of our outstanding shares, representing approximately 59% of all shares out-standing. We have 625,000 common shares subject to warrants and conver-tible debentures. Approximately 8,400,000 shares of our outstanding common stock are subject to the resale limitations of Rule 144. We may have 442,500 to 1,092,500 common shares subject to options pending the resolution of a disputed options contract entered into by Pacific Link in September 1998. (See "Disputed Beneficial Ownership," page 29).

ITEM  21:  EXECUTIVE  COMPENSATION

The following table shows compensation of our executive officers for our last completed fiscal year.


                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

Name and                  Annual Salary    Annual Salary    Project Annual Salary
Principal Position         for FY 1999    for FY 2000(1,2)      for FY 2001(3)
- - ------------------------  --------------  ---------------  ---------------------

Jack Tortorice              $  98,000(4)  $      140,000   $       N/A
Director


Charles C. Bream III               0(2)   $    140,000(5)  $             0

Thomas Rotert	            $        0    $     58,125(6)  $             0

Jerry Collazo               $      N/A    $       60,000   $       130,000

Chief Financial Officer

(1) This column represents actual compensation earned through the date of this prospectus, and projected amounts to be earned during the remaining portion of this fiscal year on an annualized basis.
(2) No member of our executive management has received any bonus or other special compensation other than the options described in this prospectus. None is expected to be given in the foreseeable future.
(3) This column represents management's best estimate of what executive compensation may be during fiscal year 2001, at current levels and assuming no material changes in our executive management team during that period.
(4) Mr. Tortorice's employment contract called for an annual salary of $150,000 for FY 2000. He resigned from his position as Chief Executive Officer on January 4, 2001, and the Company will pay $18,750 to Mr. Tortorice from January to March 2001 as salary for services rendered in the year 2000.
(5)  Mr. Bream resigned as President of Worldwide Wireless on October 5, 2000.
(6) Mr. Rotert resigned as our Director, Treasurer and Secretary effective December 20, 2000. Prior to that date he received 25,000 shares of common stock for services valued at $58,125.


COMPENSATION  OF  DIRECTORS

We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

EMPLOYMENT  CONTRACTS

On January 1, 2000, we entered into an employment agreement with Mr. Bream to serve as a President and Chief Operating Officer for an initial term of five years, terminating on December 31, 2004. Mr. Bream resigned from this position effective October 4, 2000. Under the terms of a Separation Agreement we entered into with Mr. Bream at that time, he is entitled to a severance package of six months compensation, payment for his accrued but unused vacation benefit, an allowance for medical and dental benefits and 2 options to purchase 580,000 shares of our common stock for $3.00 per share. These options expire on January 1, 2010.

On July 17, 2000, we entered into an employment agreement with Mr. Collazo to serve as the Chief Financial Officer for an initial term of three years, terminating on July 17, 2003. However, the agreement automatically renews for one year successive terms after the initial term. Mr. Collazo receives a salary of $130,000 per year and may receive a bonus up to 35% and he received an option to purchase 300,000 shares of stock at $3.00 per share vesting ratably over a period of two years. He will also be reimbursed for expenses incurred on our behalf. Mr. Collazo or Worldwide Wireless may terminate the agreement by giving 30 days notice.


1999  STOCK  OPTION  PLAN

On August 13, 1999, Worldwide Wireless established an Employee Stock Ownership Plan. The Plan covers both current and prospective employees, consultants and directors. Executive officers and employees are covered under the provisions governing the incentive stock options, and consultants will be covered under the provisions governing the nonstatutory stock options.

The  exercise  price  for  each option is established by our Board of Directors.
The exercise price per share for a qualified incentive stock option cannot be less than the fair market value of a share of stock on the date the option is granted. The exercise price per share for a non-qualified stock option cannot be less than 85% of the fair market value of a share of stock on the date the option is granted.

As of June 30, 2000, there were 597,150 options granted, of which 309,947 have vested. In accordance with FASB No. 123, we are not required to recognize compensation when the options vest since the exercise price for all the options granted were at fair market value on the date of the grant. No options are exercisable after the expiration of 10 years after the date they are granted. The maximum number of shares which can be issued under the plan is 1,000,000.

We may also issue options other than under our stock option plan.


ITEM  22:  FINANCIAL  STATEMENTS

INDEX  TO  FINANCIAL  STATEMENTS  -  DATED  1999  AND  1998

Worldwide Wireless Networks, Inc. Consolidated Financial Statements dated December 31, 1999 and December 31, 1998.

                                                          PAGE
        Independent Accountants Report	                  F-2
        Consolidated Balance Sheets                       F-4  - F-5
        Consolidated Statement of Operations              F-6
        Consolidated Statement of Stockholders Equity     F-7
        Consolidated Statement of Cash Flow               F-8  - F-8
        Notes to Financial Statements                     F-10 - F-20



WorldWide Wiresless Network, Inc. Unaudited Consolidated Financial Statement dated September 30, 2000

        Unaudited Consolidated Balance Sheets             F-22 - F-23
        Unaudited Consolidated Statement of Operations    F-24
        Unaudited Consolidated Statement of Cash Flow     F-25
        Notes to Unaudited Financial Statements           F-26 - F-28



                         Worldwide Wireless Networks, Inc.
                       (Formerly Pacific Link Internet, Inc.)
                         Consolidated Financial Statements
                            December 31, 1999 and 1998

                          Independent Accountants Report
                           CROUCH,  BIERWOLF & CHISHOLM
                           Certified Public Accountants
                           50 West Broadway, Suite 1130
                            Salt Lake City, Utah 84101
                              Office (801) 363-1175
                                 Fax (801) 363-0615


To the Board of Directors and Stockholders of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.):


We have audited the accompanying consolidated balance sheets of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and from inception on August 1, 1997 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.) as of December 31, 1999 and 1998 and the results of its operations and cash flows for the years then ended and from inception on August 1, 1997 through December 31, 1997 in conformity with generally accepted accounting principles.


Salt Lake City, Utah
February 18, 2000

                       WORLDWIDE  WIRELESS  NETWORKS,  INC.
                           (Formerly Pacific Link)

                          Consolidated Balance Sheets


                                     ASSETS
                                     ------

                                                             December  31
                                                          1999          1998
                                                      ------------  ------------

CURRENT ASSETS

   Cash and Cash Equivalents (Note 1)                 $   136,311   $         -
   Accounts receivable (net of allowance for
   doubtful accounts of $20,000 and
   $2,200, respectively)                                  165,091        29,340
   Employee advance                                         3,000             -
   Inventory                                              129,861             -
   Prepaid Expenses                                        18,912             -
                                                      ------------  ------------
     Total Current Assets                                 453,175        29,340
                                                      ------------  ------------

PROPERTY & EQUIPMENT (Note 1)

   Office equipment                                       103,231        28,833
   Leased equipment                                       177,653       209,751
   Machinery equipment                                  1,109,524       226,878
                                                      ------------  ------------
                                                        1,390,408       465,462
   Less:
     Accumulated depreciation - leased equipment         (165,255)     (130,111)
     Accumulated depreciation                            (282,495)      (28,491)
                                                      ------------  ------------

     Total Property & Equipment                           942,658       306,860
                                                      ------------  ------------

OTHER ASSETS

    Investments (Note 3)                                   36,885             -
    Deferred Charges (Note 1)                              21,984        10,428
    Deposits                                               36,197        15,184
                                                      ------------  ------------

    Total Other Assets                                     95,066        25,612
                                                      ------------  ------------

     TOTAL ASSETS                                     $ 1,490,899   $   361,812
                                                      ============  ============


                                      F-3

                        WORLDWIDE WIRELESS NETWORKS, INC.
                     (formerly Pacific Link Internet, Inc.)
                      Consolidated Balance Sheets continued

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                              December  31
                                                          1999          1998
                                                      ------------  ------------
CURRENT LIABILITIES
   Bank overdrafts                                    $         -   $     4,092
   Accounts payable                                       655,485       522,337
   Accrued expenses                                        83,933             -
   Lines of credit (Note 5)                                89,323        98,471
   Unearned revenue (Note 1)                              102,356        23,542
   Current portion of long-term liabilities (Note 4)      665,355       102,517
                                                      ------------  ------------

     Total Current Liabilities                          1,596,452       750,959
                                                      ------------  ------------

LONG TERM LIABILITIES (Note 4)
   Unearned Revenue (Note 1)                                    -        17,948
   Notes payable (Note 4)                                 562,245         9,277
   Notes payable-related party (Note 4)                    75,000        31,300
   Capital lease obligations (Note 4)                      30,340        88,190
   Less current portion                                  (665,355)     (102,517)
                                                      ------------  ------------

     Total long term Liabilities                            2,230        44,198
                                                      ------------  ------------

     TOTAL LIABILITIES                                  1,598,682       795,157
                                                      ------------  ------------

STOCKHOLDERS' EQUITY
   Common stock, 50,000,000 shares
   of $.001 par value authorized,
   11,799,988 and 7,000,000 shares issued
   and outstanding                                         11,800         7,000
   Additional paid in capital                           2,415,345        98,145
   Retained earnings                                   (2,534,928)     (483,676)
   Officer receivables                                          -       (54,814)
                                                      ------------  ------------

     Total Stockholders' Equity                          (107,783)     (433,345)
                                                      ------------  ------------

TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                              $ 1,490,899   $   361,812
                                                      ============  ============

                       WORLDWIDE  WIRELESS  NETWORKS,  INC.
                      Consolidated Statements of Operations

                                                             From
                                                         inception  on
                                    For  the  years     August  1,1997
                                        ended               through
                                     December 31          December  31
                                  1999         1998          1997
                              ------------  -----------  -----------

REVENUES                      $ 1,980,203   $  841,841   $  271,841

COST OF SALES                     972,802      430,600      189,382

GROSS PROFIT                    1,007,401      411,241       82,459

SELLING EXPENSES                  616,022      158,592       68,827

BAD DEBT EXPENSE                   40,317       94,861       15,657

GENERAL &
 ADMINISTRATIVE EXPENSES        2,377,133      455,126      138,939

TOTAL OPERATING EXPENSES        3,033,472      708,579      223,423

OPERATING INCOME (LOSS)        (2,026,071)    (297,338)    (140,964)

OTHER INCOME
   AND (EXPENSES)
   Loss on investment             (13,115)           -            -
   Miscellaneous income            34,829       19,410        6,163
   Interest expense               (46,895)     (51,455)     (18,692)
     Total Other Income
           and (Expenses)         (25,181)     (32,045)     (12,529)

INCOME (LOSS)
  BEFORE INCOME TAXES          (2,051,252)    (329,383)    (153,493)

PROVISION FOR
   INCOME TAXES (Note 1)                -          800            -

NET INCOME (LOSS)             $(2,051,252)  $ (330,183)  $ (153,493)

NET INCOME (LOSS) PER SHARE   $      (.21)  $     (.05)  $     (.03)

WEIGHTED AVERAGE
    OUTSTANDING SHARES          9,883,325    6,440,000    5,880,000

                             WORLDWIDE  WIRELESS  NETWORKS,  INC.
                      Consolidated Statements of Stockholders' Equity
            From inception on August 1, 1997 through December 31, 1999 and 1998

                                                                  Additional    Retained
                                              Common  Stock        Paid  in     Earnings
                                          Shares      Amount       Capital     (Deficit)
Balance at inception on
   August 1, 1997                                -  $         -   $        -  $        -

Shares issued to organizers
 for cash                                5,880,000        5,880      (3,380)            -

Net income (loss) for the period
   ended December 31, 1997                       -            -    (153,493)

Balance on December 31, 1997             5,880,000        5,880      (3,380)     (153,493)

Shares issued for cash                   1,120,000        1,120     101,525             -

Net income (loss) for the year
   ended December 31, 1998                       -            -           -      (330,183)

Balance on December 31, 1998             7,000,000        7,000      98,145      (483,676)

April 1, 1999 - Reverse acquisition
  and reorganization adjustment          4,199,988        4,200     995,800             -

April 2, 1999 - Stock issued for
   cash  and services valued at
   $2.00 per share                         400,000          400     799,600             -

June 1999 Warrants issued for services           -            -     122,000             -

December 1999 - Stock issued for
   cash at $2 per share                    200,000          200     399,800             -

Net income (loss) for year ended
   December 31, 1999                             -            -           -    (2,051,252)

Balance on December 31, 1999            11,799,988  $    11,800  $2,415,345   $(2,534,928)

                       WORLDWIDE  WIRELESS  NETWORKS,  INC.
                   Consolidated  Statements  of  Cash  Flows
     From  inception  on  August  1,  1997 through the years ended 1997 and 1998


                                                    December 31        December 31
                                                  1999         1998        1997
                                              ------------  ----------  ----------

Cash  Flows  From  Operating  Activities
Net income (loss)                             $(2,051,252)  $(330,183)  $(153,493)
Non-cash items:
Depreciation & amortization                       321,246      97,736     26,362
  Bad debt                                              -      94,836     15,657
  Loss on investment                               13,115           -          -
  Stock and warrants issued for services          822,000           -          -
(Increase)/decrease in cu                        (135,751)    (17,401)   (14,114)
  Accounts receivable-related part                 54,814     (39,486)   (18,853)
  Employee advance                                 (3,000)          -          -
  Prepaid expenses                                (18,912)      3,263     (3,263)
  Deferred charges                                (11,556)    (10,428)         -
  Inventory                                      (129,861)          -          -
Increase/(decrease) in current liabilities:
  Bank overdraft                                   (4,092)      4,092          -
  Accounts payable                                133,148     336,665    128,317
  Accrued expenses                                 83,933           -          -
  Unearned revenue                                 60,866      41,490          -
                                              ------------  ----------  ----------
    Net Cash Provided (Used)
      by Operating Activities                    (865,302)    180,584    (19,387)
                                              ------------  ----------  ----------

Cash Flows from Investing Activities

  Purchase of property and equipment             (957,045)   (187,411)   (57,269)
  Cash paid for deposits                          (21,013)     (6,113)    (9,071)
  Cash paid for Investments                       (50,000)          -          -
                                              ------------  ----------  ----------
    Net Cash Provided (Used)
      by Investing Activities                  (1,028,058)   (193,524)   (66,340)
                                              ------------  ----------  ----------


                                      F-7

                       WORLDWIDE  WIRELESS  NETWORKS,  INC.
                      Consolidated Statements of Cash Flows
                                (continued)

Cash Flows from Financing Activities

  Advances on line of credit                       98          3,860     54,719
  Cash paid on line of credit                  (9,246)             -          -
  Cash from sale of stock                     500,000         72,645     32,500
  Cash received from debt financing           633,468              -     35,000
  Principal payments on long-term debt        (94,649)       (64,519)   (35,538)
  Cash received in merger with Worldwide    1,000,000              -          -
  Net Cash Provided (Used)
  by Financing Activities                   2,029,671         11,986     86,681

  Increase/(decrease) in cash                 136,311           (954)       954

Cash and Cash Equivalents
  at Beginning of Period                            -            954         -

Cash and Cash Equivalents
  at End of Period                        $   136,311   $          -  $    954

Supplemental Cash Flow Information:
  Cash paid for interest                  $    28,119   $     61,725  $  8,422
  Cash paid for income taxes              $         -   $          -  $      -
Non-cash financing transaction:
  Purchase of equipment
  with lease obligations                  $         -   $     24,784  $184,967
  Stock and warrants issued for services  $   822,000   $          -  $      -

NOTE  1  -  Summary  of  Significant  Accounting  Policies

     a.     Organization

     The audited financial statements presented for December 31, 1999 and 1998, are those of Worldwide Wireless Networks, Inc. (formerly Pacific Link Internet, Inc.) (The Company). The Company was incorporated under the laws of the State of California on September 22, 1997, however operations began on August 1, 1997. The Company provides wireless internet access to business and individuals. The Company's headquarters are located in Orange, California.

     On April 1, 1999 the Company merged with Worldwide Wireless Networks, Inc. (Worldwide) a public company with no operations, and assumed the name of Worldwide Wireless Networks, Inc. Pursuant to the merger, Pacific Link ceased to exist and Worldwide became the surviving corporation. Worldwide was organized in the State of Nevada on June 10, 1992. Worldwide recently raised $1,000,000 in anticipation of the merger, and provided this as the only asset to the newly combined organization. The merger was treated as a reverse merger for accounting purposes, therefore the December 31, 1999 period is consolidated and the December 31,1998 and 1997 is that of the accounting acquirer (Pacific Link Internet, Inc.) only.

     b.     Recognition  of  Revenue,  Deferred  Charges,  Unearned  Revenue

          The Company recognizes income and expense on the accrual basis of accounting. During 1998 and 1999, the Company entered into various sales agreements whereby, a third party financial institution pays a factored sales amount to the Company for sales contracts received from customers with terms of 1 to 3 years. The Company has deferred the revenue on these contracts to be recognized over the time of the contract. Unearned revenue has been established on the books in order to defer the revenues received from the third party on these contracts. The corresponding factoring fee has been deferred as an asset called "deferred charges" and is also recognized over the life of the contract. All other sales are recorded when the services are completed.

     c.     Earnings  (Loss)  Per  Share

     The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. The 1998 and 1997 weighted average shares have been retroactively restated for the stock split treatment of the reverse merger for comparability purposes. Fully diluted earnings per share has not been presented, because the earnings per share is the same. Warrants to purchase 400,000 common shares and employee stock options have been eliminated in the fully diluted earnings per share due to their anti-dilutive effect.

NOTE  1  -  Summary  of  Significant  Accounting  Policies  (continued)

     d.     Provision  for  Income  Taxes

     No provision for income taxes has been recorded due to net operating loss carryforwards totaling approximately $2,535,000 that will be offset against future taxable income. These NOL carryforwards begin to expire in the year 2013. No tax benefit has been reported in the financial statements because the Company has yet to generate taxable income.

     Deferred tax assets and the valuation account is as follows at December 31, 1999 and 1998:

Deferred tax asset:                 1999        1998
                                 ----------  ----------
            NOL carrryforward    $ 861,900   $ 163,000
            Valuation allowance   (861,900)   (163,000)
                                 ----------  ----------
            Total                $       -   $       -
                                 ==========  ==========


     e.     Cash  and  Cash  Equivalents

     The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

     f.     Property  and  Equipment

     Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Assets are reviewed by management annually for impairment and are written down to fair market value if impairment exists.

     The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives of assets are as follows: Computer and wireless network equipment - 3 years; DSL equipment
- - -  1  year;  Furniture  and  fixtures  -  7  years;  Office equipment -
5 years
Depreciation expense for the period ended December 31, 1999, 1998 and 1997 is $321,246, $97,736 and $26,362, respectively.

NOTE  2  -  Related  Party  Transactions

     During 1999, the Company paid $16,300 to a shareholder for a note payable which was outstanding from December 31,1998.

     During 1999, the Company paid $15,000 to a shareholder for a note payable which was outstanding from December 31, 1997.

     During 1999, the Company received $75,000 from a shareholder for a note payable. As of December 31, 1999, the balance due is $75,000.

NOTE  3  -  Investment

          In April 1999, the Company entered into an agreement with Bridge Technology, Inc., wherein the Company contributed $50,000 for a 20% interest in Pacific Bridge Net (PBN). In addition to the capital contribution, the Company was to provide consulting services to PBN for $50,000.

          As of December 31, 1999, the investment has been reduced from $50,000 to $36,885 due to the Company's 20% share of the $65,575 loss reported by PBN. The Company uses the equity method of accounting for this investment.

NOTE  4  -  Long-Term Liabilities

Long Term Liabilities are detailed in the following schedules as of December 31, 1999 and 1998:

                                                             December 31
     Notes payable is detailed as follows:                  1999      1998
                                                          --------  --------

     Note payable to an individual, payments due
     monthly of $500 through July 2000, bears
     interest at 7%, secured by equipment and
     other assets.                                           3,777     9,277

     Note payable to a corporation, payments due
     monthly of $5,457 until paid in full, bears
     interest at 12%, unsecured note                        58,468         -

     Note payable to a corporation, no monthly
     payment, matures March 2000, bears interest
     at 11%, guaranteed by an officer of the
     Company and secured by business assets                500,000         -
                                                          --------  --------

     Total Notes Payable                                   562,245     9,277
                                                          --------  --------


                                      F-11

NOTE 4 - Long-Term Liabilities (continued)
                                                             December 31
     Notes payable is detailed as follows:                  1999      1998
                                                          --------  --------
     Notes payable related party is detailed as follows:

     Note payable to a shareholder, non interest
     bearing, due upon demand, unsecured note             $      -  $ 15,000

     Note payable to a shareholder, non interest
     bearing, due upon demand, unsecured note                    -    16,300

     Note payable to a shareholder, no monthly
     payment, payable on demand, bears interest
     at 10%, unsecured note                                 25,000         -

     Note payable to a shareholder, no monthly
     payment, payable on demand, bears interest
     at 10%, unsecured note                                 50,000         -
                                                          --------  --------

     Total notes payable - related party                    75,000    31,300
                                                          --------  --------

     Capital lease obligations are detailed in the following schedule as of December 31, 1999 and 1998:

                                                            1999      1998
                                                          --------  --------
     Capital lease obligation to a corporation
     for antenna equipment, lease payments due
     monthly of $710 through January 2001,
     bears interest at 19.7%, secured by antenna
     equipment.                                           $  8,815  $ 13,790

     Capital lease obligation to a corporation
     for wireless equipment, lease payments due
     monthly of $175 through May 2001,
     bears interest at 18%, secured by
     wireless equipment.                                     2,743     4,091

     Capital lease obligation to a corporation
     for wireless equipment, lease payments due
     monthly of $1,244 through October 2000,
     bears interest at 15.5%, secured by wireless
     equipment.                                             17,567    23,689


                                      F-12

                                                              December 31
     Notes payable is detailed as follows:                  1999      1998
                                                          --------  --------
     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $1,248 through December 1999, bears
       interest at 32.5%, secured by equipment.              1,215    12,644

     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $841 through October 1999, bears
       interest at 17%, secured by equipment.                    -     7,792

     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $721 through January 2000, bears
       interest at 19.4%, secured by equipment.                  -     8,388


     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $545 through August 1999, bears
       interest at 19.2%, secured by equipment.                  -     3,582

     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $997 through December 1999, bears
       interest at 24.1%, secured by equipment.                  -    10,532

     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $680 through January 1999, bears
       interest at 24.1%, secured by equipment.                  -       667

     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $338 through July 1999, bears
       interest at 19.1%, secured by equipment.                  -     2,219

     Capital lease obligation to a corporation
     for equipment, lease payments due monthly
     of $205 through April 1999, bears
       interest at 15.2%, secured by equipment.                  -       796
                                                          --------  --------
     Total Lease Obligations                                30,340    88,190
                                                          --------  --------


                                      F-13

NOTE 4 - Long-Term Liabilities (continued)
                                                              December 31
     Notes payable is detailed as follows:                  1999      1998
                                                          --------  --------
     Total long term liabilities                           667,585   128,767

     Less current portion of:
       Notes payable                                       562,245     5,526
       Notes payable - related party                        75,000    31,300
       Capital lease obligations                            28,110    65,691
                                                          --------  --------
     Total current portion                                 665,355   102,517
                                                          --------  --------

     Net Long Term Liabilities                            $  2,230  $ 26,250
                                                          ========  ========

     Future minimum principal payments on notes payable are as follows at December 31, 1999:

                    2000                                             637,245
                                                                    --------
     Total notes payable                                            $637,245
                                                                    ========

     Future minimum lease payments are as follows at December 31, 1999:


                    2000                                 637,245
                                                        --------
                    Total notes payable                 $637,245
                                                        ========

     Future minimum lease payments are as follows at December 31, 1999:

                    2000                                  32,626
                    2001                                   1,585
                                                        --------
                                                          -
                    Less portion representing interest     3,871
                                                        --------
                    Total                               $ 30,340
                                                        ========

     Future  minimum  lease  payments  are  as  follows  at  December  31, 1999:

NOTE  5  -  Lines  of  Credit

The Company has three lines of credit with three banks with total credit of $106,000. The average interest rate is 11.75%. The balances due at December
31,  1999  and  1998  were  $89,323  and  $98,471,  respectively.


NOTE  6  -  Use  of  Estimates  in  the  Preparation  of  Financial  Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities, revenues and expenses involve reliance on management's estimates. Actual results could differ from those estimates.

NOTE  7  -  Commitments  and  Contingencies

     The Company has an operating lease for office space. Monthly lease payments are due of $2,549 for sixty months starting May 1, 1998 and ending April 30, 2003.

     The Company has an operating lease for antenna space on a roof. The agreement calls for monthly payments of $350 the first six months, $450 the next six months, and $500 for the remaining 48 months of the sixty-month contract.
The  lease  began  on  September  15,  1998  and  ends  on  August  31,  2003.

     The Company has an operating lease for office space. Monthly lease payments are due of $4,021 for sixty months starting October 15, 1998 and ending September 30, 2003.
     The Company has an operating lease for office space. Monthly lease payments are due of $10,083 and the lease expires in March 2004.

     The Company has an operating lease for roof space. Monthly lease payments are due of $250 for sixty months starting September 15, 1998 and ending August 31, 2003.

The Company has an operating lease for roof space. Monthly lease payments are due of $300 for sixty months starting November 16, 1998 and ending October 31, 2003.

     The Company has an operating lease for roof space that could potentially secure up to three antennas. The agreement calls for minimum monthly payments for the initial antenna of $1,000 the first twelve months, $1,050 the next twelve months, $1,103 the following twelve months, $1,158 the next twelve months, and $1,216 for the remaining twelve months of the sixty-month contract. Each additional antenna (limit of three total) will require monthly payments of $750 the first twelve months, $788 the next twelve months, $827 the following twelve months, $868 the next twelve months, and $912 the remaining twelve months. The lease began on October 1, 1998 and ends on September 30, 2003.

The Company has an operating lease for roof space. Monthly lease payments are due of $1,300 for use of a one directional antenna or $1,300 for use of a four directional antenna for sixty months starting October 1, 1998 and ending September 30, 2003.

The Company has an operating lease for roof space. Monthly lease payments are due of $250 for thirty-six months starting December 2, 1998 and ending November 30, 2001.

     The Company has an operating lease for roof space. Monthly lease payments are due of $200 for thirty-six months starting August 1, 1999 and ending July 31, 2002.

     The Company has an operating lease for roof space. Monthly lease payments are due of $300 for thirty-six months starting April 1, 1999 and ending March 31, 2004.

NOTE  7  -  Commitments  and  Contingencies  (continued)

     Future minimum operating lease payments are as follows at December 31, 1999:

                          2000    $ 264,836
                          2001      265,473
                          2002      263,134
                          2003      216,578
                          2004       33,153
                                 ----------
                          Total  $1,043,174
                                 ==========

     The Company is obligated under employment contracts to officers of the Company through December 31, 2003, for $110,000 total compensation per year.

     The Company has an investor group committed to providing capital for the Company's continued expansion and operations. If this funding source did not provide the necessary capital needed, the Company would need to find additional sources of funding, or cut back on the expansion process to maintain operations.

     In November 1999, the Company entered into a purchase agreement with Adaptive Broadband Corporation(Adaptive). The Company has agreed to purchase wireless telecommunications equipment from Adaptive.

     Details  of  the  agreement  are  as  follows:

                                                           Unit  Prices
                                                           ------------
                                                        Subscriber      Access
Time Frame                 Quantity Commitment            Units         Points
- - -------------------------  -------------------------  --------------  ----------
0-12 months after          2,624 units                $1,675,000      $2,075,000
  effective date

13-24 months after        additional 5,120 units      $1,250,000      $1,650,000
  effective date

25-36 months after        additional 7,760 units      $1,000,000      $1,400,000

NOTE  8  -  Employee  Stock  Option  Plan

     On August 13, 1999, the Company established an Employee Stock Ownership Plan (the Plan). The Plan covers both current and prospective employees, consultants and directors. Employees will be covered under the Incentive Stock Option and consultants will be covered under the Nonstatutory Stock Option.


     The exercise price for each option shall be established by the Company Board of Directors. The exercise price per share for an Incentive Stock Option cannot be less than the fair market value of a share of stock on the effective grant date. The exercise price per share for a Nonstatutory Stock Option cannot be less than 85% of the fair market value of a share of stock on the effective date of the option.

     As of December 31, 1999, there are 326,175 options granted, of which 33,216 are vested. Per FASB 123, the Company is not required to recognize compensation when the options vest since exercise price for all the options granted were at fair market value on the date of grant. No options are exercisable after the expiration of 10 years after the effective grant date. The maximum number of shares to be issued under the plan is 1,000,000.

          A  summary  of  the  option  activity  follows:

                         Options Available for    Options    Weighted Average
                                 Grant          Outstanding   Exercise Price
Granted                            1,000,000      326,175              3.00
Exercised                                  0            0                 0
Cancelled / Forfeited                      0            0                 0
Balances, 12/31/99                 1,000,000      326,175              3.00

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The company's pro forma information follows:
                                                    1999            1998
	Pro forma net income                    (2,120,000)     (330,183)
	Pro forma basic earnings per share            (.22)         (.05)

NOTE  9  -  Reverse  Acquisition  and  Reorganization

     Effective April 1, 1999, Pacific Link Internet, Inc. (Pacific) (a private company) was acquired by Worldwide Wireless Networks, Inc. (Worldwide) (a public company). Worldwide issued 7,000,000 shares to the shareholders of Pacific in exchange for all shares of Pacific, thus making it a wholly owned subsidiary of Worldwide. The agreement provides for the acquisition to be treated as a reverse acquisition, thus making Pacific the accounting survivor. Because the historical financial information in these financial statements prior to the reverse acquisition (April 1, 1999) is that of the accounting acquirer (Pacific), a forward stock split of 14 for 1 has been retroactively applied to show the effects of the 7,000,000 share issuance as though it happened ratably since inception of Pacific. The management of Worldwide resigned and the management and board of Pacific filled the vacancy.

     In January 1999, $1,000,000 was advanced to the Company from investors as an investment. Of the 4,199,988 shares issued, 200,000 post merger shares were issued to the investors in relation to the $1,000,000 investment.

NOTE  10  -  Warrants

          In June 1999, the Company issued warrants to purchase common stock at various prices for services. The fair value of the warrants were determined using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 7%; warrant life of 5 years; volatility of 25% with no dividend yield. The Company recorded expenses of $122,000 in connection with the warrant issuance. No warrants were exercised at December 31, 1999 and the following are outstanding:

              Warrants  Exercise Price
              --------  ---------------
              100,000   $3.00 per share
              100,000    4.00 per share
              200,000    5.00 per share
              --------
              400,000
              ========

NOTE  11  -  Subsequent  Events

          On February 10, 2000, the Company entered an agreement to acquire all outstanding stock of Tarrab Capital Group, a Nevada corporation, with the issuance of 5,000 shares of the Company. Tarrab is an inactive public company with no assets and no revenues or operations for the year ended December 31, 1999.

NOTE  12  -  Stockholders'  Equity  Transactions

          During 1998, the Company issued 1,120,000 shares of common stock at $.10 per share for cash.

     On April 1, 1999, the Company issued 7,000,000 shares in the reverse merger acquisition with Pacific Link Internet (See Note 9).

     On April 2, 1999, the Company issued 400,000 shares of common stock for cash of $100,000 and services valued at $700,000.

     In June 1999, the Company issued warrants to purchase stock at 3.00, 4.00 and 5.00 per share, valued at $122,000 (See Note 10).

     In December 1999, the Company issued 200,000 shares of common stock for cash of $400,000, at $2 per share, from a private investor.

NOTE  13  -  Prior  Period  Restatement

          Accounts receivable - related party was reclassified as a contra equity account for the period ended December 31, 1998, to conform to SEC regulations for officer receivables. Assets decreased by $54,814 and Equity decreased the same amount for this restatement.

INDEX  TO  FINANCIAL  STATEMENTS  -  DATED  SEPTEMBER 30,  2000

                Worldwide  Wireless  Networks, Inc.
            Unaudited Consolidated Financial Statements
                       September 30,  2000.



                  Worldwide Wireless Networks, Inc.
                Unaudited Consolidated Balance Sheets


                              ASSETS

                                                        September 30,     December 31,
                                                            2000             1999
                                                        (Unaudited)

CURRENT ASSETS

Cash and Cash Equivalents                              $   176,633      $   136,311
Accounts Receivable (net of allowance for doubtful
   accounts of $12,495 and $20,000 respectively)           398,647          165,091
Other Receivables
                                                            14,887            3,000
Inventory                                                2,157,568          129,861
Prepaid Expenses                                            52,208           18,912
                                                         ---------        ---------

  Total Current Assets                                   2,799,943          453,175
                                                         =========        =========
PROPERTY & EQUIPMENT

Office Equipment                                           197,593          103,231
Leased Equipment                                            61,315          177,653
Machinery Equipment                                      1,834,603        1,109,524
                                                         ---------        ---------
                                                         2,093,511        1,390,408

Less:

   Accumulated Depreciation - leased equipment             (61,316)        (165,255)
   Accumulated Depreciation                               (671,418)        (282,495)
                                                         ---------        ---------
   Total Property & Equipment                            1,360,777          942,658
                                                         ---------        ---------

OTHER ASSETS

Investments available for sale                           1,161,885           36,885
Deferred Charges                                             7,640           21,984
Deposits                                                    51,524           36,197
                                                         ---------        ---------
   Total Other Assets                                    1,221,049           95,066
                                                         ---------        ---------
TOTAL ASSETS                                         $   5,381,769    $   1,490,899
                                                         =========        =========


                     Worldwide Wireless Networks, Inc.

                   Unaudited Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS' EQUITY

                                               September 30, 2000   December 31, 1999
                                                  (Unaudited)


CURRENT LIABILITIES

Accounts Payable                               $    2,999,357      $    655,485
Accrued Expenses                                      277,381            83,933
Lines of Credit                                        79,266            89,323
Unearned Revenue                                       35,417           102,356
Customer Deposits                                      56,109                 -
Current Portion of Long Term Liabilities            1,285,151           665,355
                                                    ---------         ---------
   Total Current Liabilities                        4,732,681         1,596,452
                                                    ---------         ---------

LONG TERM LIABILITIES

Notes Payable                                       2,194,370           562,245
Notes Payable - Related Party                          75,000            75,000
Capital Lease Payable                                  15,781            30,340
Less Current Portion                               (1,285,151)         (665,355)
                                                    ---------         ---------
   Total Long Term Liabilities                      1,000,000             2,230
                                                    ---------         ---------
TOTAL LIABILITIES                                   5,732,681         1,598,682
                                                    ---------         ---------

STOCKHOLDERS' EQUITY

Common Stock, 50,000,000 shares of $.001 par value
authorized, 12,844,060 and 11,799,988 shares
issued and outstanding                                 12,844            11,800
Additional Paid In Capital
                                                    5,255,828         2,415,345
Accumulated Comprehensive Income                      (75,000)                -
Retained Earnings                                  (5,544,584)       (2,534,928)

   Total Stockholders' Equity                        (350,912)         (107,783)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  5,381,769      $  1,490,899




                        Worldwide Wireless Networks, Inc.
                 Unaudited Consolidated Statements of Operations

                                          Three Months                Nine Months
                                              Ended	                 Ended
                                           September 30               September 30,
                                        2000         1999          2000       1999


SALES                            $  1,046,146   $  571,072    $  2,757,520   $  1,228,457

COST OF GOODS SOLD                    804,875      252,788       1,835,716        513,073
                                    ---------      -------       ---------      ---------
GROSS PROFIT                          241,271      318,284         921,804        715,384
                                    ---------      -------       ---------      ---------
OPERATING EXPENSES

  General And Administrative
   Expenses                           972,520      398,203       3,248,688      1,060,983
  Sales                               366,868      183,145         574,966        357,573
                                    ---------      -------       ---------      ---------
TOTAL OPERATING EXPENSES            1,339,388      581,348       3,823,654      1,418,556
                                    ---------      -------       ---------      ---------

OPERATING INCOME (LOSS)            (1,098,117)    (263,064)     (2,901,850)      (703,172)
                                    ---------      -------       ---------      ---------
OTHER INCOME AND (EXPENSE)

  Interest Expense                    (49,322)     (10,745)       (107,806)       (26,484)
  Miscellaneous Income                  3,690        4,714               -         16,666
                                    ---------      -------       ---------      ---------
                                      (45,632)      (6,031)       (107,806)        (9,818)
                                    ---------      -------       ---------      ---------
NET INCOME (LOSS)                 ($1,143,749)   ($269,095)    ($3,009,656)     ($712,990)
                                    =========     ========       =========      =========
NET INCOME (LOSS) PER SHARE       $     (0.09) $     (0.02)   $      (0.24)   $     (0.07)
                                    ---------     --------       ---------      ---------
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES                    12,833,214   11,599,988      12,511,135     10,122,214
                                   ==========   ==========      ==========     ==========



                      Worldwide Wireless Networks, Inc.
               Unaudited Consolidated Statements of Cash Flows

                                                         Nine Months Ended September 30,
                                                               2000             1999
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                         ($3,009,656)       ($712,990)
  Net Cash Used in Operating Activities:
     Depreciation and Amortization                            401,322          207,001
     Bad Debt                                                  (7,505)               -
     Shares Issued for Services                               545,407                -
     Shares Issued for Insurance Policy                        33,000                -
  (Increase) Decrease in:
     Accounts Receivable                                     (226,051)        (161,545)
     Other Current Assets                                     (11,887)          (1,451)
     Inventory                                             (2,027,707)         (34,459)
     Prepaid Expenses                                         (26,755)         (27,136)
     Deferred Charges                                               -          (16,338)
  Increase (Decrease) in:
     Bank Overdraft                                                 -           (4,092)
     Accounts Payable and Accrued Expenses                  2,537,318           31,905
     Customer Deposits                                         56,109                -
     Lines of Credit                                          (10,057)          (6,542)
     Unearned Revenue                                         (66,938)          83,024
Net Cash Provided (Used) by Operating Activities           (1,813,400)        (642,623)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Property and Equipment                         (819,441)        (785,796)
  Cash Paid for Deposits                                      (15,327)         (11,287)
  Cash paid for Investments                                         -          (50,000)
  Cash from Deferred Charges                                    7,803                -
Net Cash Provided (Used) by Investing Activities             (826,965)        (847,083)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Debt Financing                              1,775,000          550,000
  Principal Payments on Debt Financing                        (57,434)         (77,985)
  Cash Received in Merger with Worldwide                            -        1,000,000
  Cash Paid for Registration Fees                              (6,879)               -
  Shares Issued for Cash                                      970,000          100,000
Net Cash Provided (Used) by Financing Activities            2,680,687        1,572,015

Net Increase (Decrease) in Cash and Cash Equivalents           40,322           82,309
  Cash & Cash Equivalents - Beginning                         136,311                -
  Cash & Cash Equivalents - Ending                       $    176,633           82,309
Supplemental Cash Flow Information
  Cash paid for interest                                 $     12,422      $    26,484
  Cash paid for income taxes                             $          -      $         -
Non-cash financing transactions
  Investment acquired by issuing stock                   $  1,200,000      $         -
  Stock issued for notes payable                         $    100,000      $         -



                      Worldwide Wireless Networks, Inc.
           Notes to the Unaudited Consolidated Financial Statements
                             September  30, 2000

NOTES TO FINANCIAL STATEMENTS

Worldwide Wireless Networks, Inc. (the "Company") has elected to omit subsantially all footnotes to the financial statements for the nine months ended September 30, 2000, since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report filed on Form 10-KSB for the Fiscal year ended December 31, 1999.

UNAUDITED INFORMATION

The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the period presented and are of a normal and recurring nature. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.


MERGER WITH TARRAB CAPITAL GROUP

On February 10, 2000, the Company issued 5,000 shares of restricted common stock valued at $20,000 for all of the outstanding shares of Tarrab Capital Group(TCG), a Nevada Corporation. At the date of the merger, TCG had no assets or liabilities and ceased to exist.

In connection with the merger, the Company issued 200,000 shares of restricted common stock for legal fees valued at $400,000.

INVESTMENTS AVAILABLE FOR SALE

Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted and restricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in accumulated comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

On June 28, 2000, Worldwide Wireless issued 300,000 shares of common stock valued at $1,200,000 at $4.00 per share to Bridge Technology, Inc.(Bridge) in exchange for 150,000 shares of Bridge stock valued at $1,200,000 or $8.00 per share. The fair values of these securities were determined by their quoted market prices on the date of the exchange.


At September 30, 2000, this investment's stock price in the market had decreased by $0.50 per share. In accordance with SFAS 115, we recognized the decrease in market value as temporary, and the $0.50 per share decline in value was recorded as a comprehensive loss that is reported as an adjustment to the equity section on our Balance Sheet.

Since the period ended September 30, 2000, this investment's stock price in the market has continued to decrease substantially. In order to remain in compliance with SFAS 115, we will probably be required to recognize another temporary loss on our December 31, 2000 Income Statement. Based on the decline in the price per share over the last six months we are estimating that a permanent write down of our investment from $8.00 per share to approximately $5.00 or $4.00 per share will be required. This decline in market value, if not corrected, will result in the recognition of a loss of approximately $450,000 to $600,000 that will be recorded on our year-end Income Statement.

INVENTORY

In November 1999, the Company entered into a purchase agreement with Adaptive Broadband Corporation. The Company has agreed to purchase wireless telecommunications equipment from Adaptive, representing approximately 75% of our total inventory. Management believes that all of this inventory is saleable at its fair market value, and can be used to roll out our networks in the future in accordance with our business plan.

Details of the agreement are as follows:

                                                      Unit Prices
                                                      -----------
                                                Subscriber      Access
Time Frame            Quantity Commitment         Units         Points
- - -----------------     ----------------------    ----------    ----------
0-12 months after     2,624 units               $1,675,000    $2,075,000
  effective date

13-24 months after    additional 5,120 units    $1,250,000    $1,650,000
  effective date

25-36 months after    additional 7,760 units    $1,000,000    $1,400,000


As of September 30, 2000, $1,750,000 of inventory consists of purchases from Adaptive Broadband Corporation.

WARRANTS

On June 19, 2000, the Company entered into a Private Equity Line of Credit Agreement with Whitsend Investments Ltd(Whitsend). Pursuant to this agree-ment, Whitsend has committed up to $20,000,000 for the purchase of the Company's common stock over a 36 month period. Once every 15 days, the Company may borrow up to $500,000 from Whitsend. The Company is not bligated to draw on any of the available funds. In lieu of providing Whitsend with a minimum aggregate draw down commitment, the Company has issued 125,000 warrants for the purchase of its shares of common stock at $4.69 per share. These warrants expire on June 19, 2003.

On June 30, 2000, the Company entered into a Convertible Debenture and Warrants Purchase Agreement with several investors. Pursuant to this agreement, the Company converted $1,000,000 of its notes payable to $1,000,000 in convertible debentures and issued 100,000 warrants. The exercise price per share under these warrants will be 120% of the closing price on the trading day immediately preceeding the closing date. These warrants expire on June 30, 2003.

CONVERTIBLE DEBENTURES

        On June 30, 2000, the Company entered into a Convertible Debenture and Warrant Purchase Agreement having an aggregate principal amount of $1,000,000. The convertible debentures mature on June 30, 2003 and bear interest at 7% per annum until the earlier of conversion into the Company's common stock or maturity. Interest is payable quarterly in arrears on September 1, October 1, January 1 and June 1 of each year commencing on September 1, 2000.

The convertible debentures are convertible by the holder at any time prior to the close of business on June 30, 2003. The conversion price is equal to the lesser of $3.66 per share or 80% of the market price as of the date on which the holder of the debenture gives notice of their intention to convert the debentures. If the conversion price is not less than $7.00 per share, the Company may redeem the debentures for cash at 150% of the unpaid principal and accrued interest.


ITEM 23:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no change in, or disagreements with, our principal independent accountant during our last three fiscal years.


PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and bylaws provide for the indemnification of present and former directors and officers and each person who serves at our request as our officer or director.
To the full extent of Nevada Revised Statutes Sections 78.7502 and
78.751 indemnification for a director is mandatory and indemnification for an officer, agent or employee is permissive. We will indemnify these individuals against all costs, expenses and liabilities reasonably incurred in a threatened, pending or completed action, suit or proceeding brought because the individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interest.
In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. This right of indemnification shall not be exclusive of other rights the individual is entitled to as a matter of law or otherwise.We will not indemnify an individual adjudged liable due to his negligence or willful misconducttoward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection withthe proceeding. Also, we are authorized to purchase insurance on behalfof an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus fees and expenses relating to the registration of their shares. We are responsible for all other costs, expenses and fees incurred in registering the shares offered by this prospectus,which are estimated to be $25,000.

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

The following discussion describes all securities we have sold within the past three years without registration:

At the inception of Pacific Link, the founders received an aggregate of 420,000 shares of common stock. The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of Section
4(2) as a private transaction not involving a public distribution.

During 1998, subsequent to the issuance of the founders' stock, we issued 80,000 shares of common stock at $0.10 per share in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933 as a private transaction not involving any public distribution. On April 1, 1999, in conjunction with our reverse merger, we effected a forward stock split in which each shareholder received 14 shares for every single share of common stock owned by that shareholder. As a result, the shares issued to founders became 5,880,000 shares, and the shares issued for cash became 1,120,000 shares, for a total of 7,000,000 shares which were then used to effect the reverse merger. (See Consolidated Statements of Shareholders' Equity in our Audit Report for 1999, and Footnote 9 and 12 attached to that audit report).

On April 2, 1999, we sold 400,000 common shares to Andrew Taubman for $100,000 and recognized services valued at $700,000, or $2.00 per share. The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

On June 1, 1999, we agreed to issue warrants to Columbia
Financial Group, Inc. in consideration for services rendered on our behalf. The warrants are exercisable for an aggregate of 400,000 common shares. The services which Columbia Financial Group, Inc. performed for us involved the preparation and dissemination to our shareholders, the media and others, information concerning Worldwide Wireless and our activities. Based upon our negotiation of, and entry into some agreements with, other companies providing or offering to provide these services to us for only cash, as well as our understanding of which Columbia Financial Group, Inc. charges to other clients in cash for the same type of services, we value the service provided to us by Columbia Financial Group, Inc. at approximately $10,000 per year of service. The fair value of the warrants were determined using the Black-Scholes option pricing model with the following assumptions:risk free interest rate of 7%; warrant life of 5 years; volatility of 25% with no dividend yield. We recorded expenses of $122,000 in connection with the warrant issuance. The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as private transaction not involving a public distribution.

On December 6 and 8, 1999 we sold an aggregate of 200,000 common shares, 100,000 on each date, to SGS Holdings for $400,000, or $2.00 per share. The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

On January 5, 2000 we issued 250,000 restricted common shares to Pacific First National Corp.,Inc. in consideration of $500,000.00. The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of
Section 4(2) as a private transaction not involving a public distribution.

Pursuant to an Acquisition Agreement and Plan of Merger
(the "Merger Agreement") dated as of February 10, 2000 between Worldwide Wireless and Tarrab Capital Group ("TCG"), a Nevada corporation, all the outstanding shares of common stock of TCG were exchanged for 5,000 shares of our 144 restricted common stock in a transaction in which we were the successor corporation and TCG will cease to exist.
A copy of the Merger Agreement and Certificate of Merger were filed as exhibits to the Form 8-K filed in February, 2000.

On February 10, 2000, we issued 200,000 restricted common shares to Mutual Ventures Corporation in consideration of $400,000 in legal fees paid to Sperry, Young & Stoecklein for services rendered in connection with the Tarrab Capital Group Merger. Mutual Ventures Corporation paid for these legal services on our behalf. The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

On March 13, 2000 we issued 8,000 restricted common shares to Universal Business Insurance, Inc. in consideration of an officer and director liability insurance policy valued at $33,000.00. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

Subsequent to the close of the first quarter, Worldwide
Wireless awarded 915 shares to Robert P. Kelly, Jr.
and Mimi Grant, joint owners of Southern California
Technology Executive Network in compensation for its membership in that organization. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

On May 15, 2000 we issued 100,000 restricted common shares to The Oxford Group, Inc. in consideration of $350,000 in cash. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

On May 25, 2000, we issued 144,887 shares of common stock for cash of $500,000 at $3.45 per share, from a private investor on June 30, 2000. We subsequently recalled the shares and the $500,000 was rolled into an agreement to sell $1,000,000 of convertible debentures and warrants to AMRO International, S.A. and Trinity Capital Advisors,
Inc. A condition of the purchase is that we must register the shares of common stock underlying these debentures and warrants with the SEC. These investors are selling stockholders in this registration statement. As the shares originally issued in May have not yet been physically returned to us, we are continuing to reflect them as issued and outstanding; however, we anticipate that they will be returned and cancelled out in the fourth quarter of 2000. The transaction was exempt from registration pursuant to 4(2) of the Securities A ct of 1933 as a private offering not involving any public distribution.

On June 1, 2000, we issued 20,157 shares of common stock to Schumann & Associates in consideration of legal and management services rendered between October 1999 and May 31,2000, which were valued at $46,865. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

On June 1, 2000, Worldwide Wireless Networks, Inc.
issued 25,000 shares of common stock for services valued at $58,125. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

On June 14, 2000, Worldwide Wireless Networks, Inc.
issued 5,000 shares of common stock for services valued at $17,250. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering notinvolving any public distribution.


On June 19, 2000, we entered into a Private Equity line of Credit Agreement with Whitsend Investments
Limited, one of the selling shareholders. The terms of the agreement allow for periodic draw downs of the funding at the discretion of Worldwide Wireless Networks, Inc., the Investor is committed to purchasing up to $20,000,000 of our common stock and 125,000 warrants.
A condition to draw down is that Worldwide Wireless
Networks, Inc. must register the investor securities with the SEC. Accordingly, no shares or other securities will be issued to Whitsend without first being registered for public resale.

On June 28, 2000, we issued 300,000 restricted common shares to Bridge Technology, Inc. ("BTI") valued at $4.00 per share in consideration of the issuance of 150,000 BTI unrestricted common shares valued at $8.00 per share. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

On July 10, 2000, we issued 5,000 shares of common stock to Triton West Group, Inc. in consideration for services rendered to us in advising us as to the structure of, and helping us identify institutional purchasers of, our convertible debentures and warrants.
A copy of the Convertible Debenture and Warrant Purchase
Agreements, which references the involvement ofTriton
West Group, Inc. in that transaction, were filed as exhibits to the Form SB2 Registration Statement filed on August 1, 2000. Based upon our assessment of the value of the services provided to us, and the market value of our stocks at the time of the transaction, we have valued the shares given to Triton West Group, Inc. at $15,000 in the aggregate. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution.

On July 12, 2000, we agreed to issue warrants to Columbia Financial Group, Inc. in consideration for services rendered on our behalf. The warrants are exercisable for an aggregate of 600,000 common shares.
The services which Columbia Financial Group, Inc.
performed for us involved the preparation and dissemination to our shareholders, the media and others, information concerning Worldwide Wireless and our activities. Based upon our negotiation of, and entry into some agreements with, other companies providing or offering to provide these services to us for only cash, as well as our understanding of which Columbia Financial Group, Inc. charges to other clients in cash for the same type of services, we value the service provided to us by Columbia Financial
Group, Inc. at approximately $10,000 per year of service.
The issuance of these shares was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) as a private transaction not involving a public distribution.

On July 19, 2000 we issued 125,000 restricted common shares to Technology Equity Fund Corp.in consideration of $250,000 in cash. The transaction was exempt from registration pursuant to 4(2) of the Securities Act of 1933 as a private offering not involving any public distribution. These investors are selling stockholders in this registration statement.



In each of the private transactions above referenced above, we believe (and have received investor representations to the effect that) each purchaser:

(a)	was aware that the securities had not been
registered under federal securities laws;(b)acquired the securities for his/her/its own account for investment purposes of the federal securities laws;
(c)	understood that the securities would need to be
indefinitely held unless registered
or an exemption from registration applied to a proposed
disposition; and (d)	was aware that the certificate
representing the securities would bear a legend restricting its transfer. We believe that, in light of the above, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

Compliance with Section 16 of the Securities Exchange Act of 1934.

Section 16(a) of the Exchange Act requires Worldwide Wireless's directors and officers and persons who beneficially own more than ten percent of Worldwide Wireless's common stock to file with the Securities and Exchange Commission initial reports of ownership and reports ofchanges in ownership of common stock in Worldwide Wireless. Officers, directors and greater-than-ten percent shareholders are required by Commission regulation to furnish Worldwide Wireless with copies of all
Section 16(a) reports they filed. To Worldwide Wireless's knowledge, based solely on review of the copies of reports furnished to Worldwide Wireless and written representation that no other reports were required, during the fiscal year ended December 31, 1999, these persons complied with all
Section 16(a) filing requirements.






ITEM 27:  EXHIBITS

 EXHIBIT
 NUMBER        DESCRIPTION
- - -----------   --------------------------------------

1.1  N/A

2.1* Agreement and Plan of Merger, dated March 31, 1999, between
     Worldwide Wireless and  Pacific Link Internet, Inc.

2.2* Articles of Merger, dated  April 9, 1999, between Worldwide
     Wireless and Pacific Link Internet, Inc.

2.3* Acquisition Agreement and Plan of Merger, dated February
     10, 2000, between Worldwide Wireless and Tarrab Capital
     Group, Inc.

2.4* Certificate of Merger, dated February 10, 2000, between
     Worldwide Wireless and Tarrab Capital Group, Inc.

2.5* Letter of Intent dated May 8, 2000 between Worldwide
     Wireless and 1st Universe Internet

3.1* Articles of Incorporation of Second Investors
     Group, Inc. dated June 10, 1992

3.2* Certificate of Amendment to Articles of Incorporation of Second Investors Group, Inc. filed June 19, 1998

3.3* Certificate of Amendment to Articles of Incorporation of Progressive Environmental Recovery Corporation dated
     January 29, 1999

3.4* Amended and Restated Bylaws of Worldwide Wireless
     Networks, Inc., dated September 14, 1999

4.1* Form of Stock Purchase Warrant Agreement

4.2* Form of 7% Convertible Debenture

5.1  Opinion of Feldhake, August & Roquemore, LLP, dated
     November 17, 2000, as to Legality of Shares Offered

                         II-5

10.1* Lease Agreement, dated March 30, 1999, between
      Worldwide Wireless and NL-Orange, LP

10.2* Agreement, dated May 20, 1999, between Bridge
      Technology, Inc. and Worldwide Wireless

10.3* Consultant Agreement, dated June 1, 1999, between Worldwide
      Wireless and Columbia  Financial Group

10.4* Employment Agreement, dated 1997, between Worldwide
      Wireless and Dennis Shen

10.5* Microwave radio status license, call sign WP0T648, dated
      July 7, 1999, between Worldwide Wireless and the FCC

10.6* Microwave radio status license call sign WP0T649, dated
      July 7, 1999, between Worldwide Wireless and the FCC

10.7* Purchase Agreement, dated October 27, 1999, between Adaptive
      Broadband Corporation  and Worldwide Wireless

10.8* Private Equity Line of Credit Agreement date June 19, 2000, between Worldwide Wireless and Whitsend Investments Limited

10.9* Registration Rights Agreement, dated June 19, 2000, between Worldwide Wireless and Whitsend Investments Limited

10.10* Convertible Debenture and Warrants Purchase Agreement, dated June 30, 2000, between Worldwide Wireless and AMRO
       International, S.A. and Trinity Capital Advisors, Inc.

10.11* Registration Rights Agreement dated June 30, 2000, between
       Worldwide Wireless and AMRO International, S.A. and
       Trinity Capital Advisors, Inc.

10.12* Employment Agreement with Charles Bream dated January 1, 2000

10.13* Consultant Agreement, dated July 12, 2000, between Worldwide
       Wireless and Columbia  Financial Group

10.14* Consultant Agreement, dated November 2000, between Worldwide
       Wireless and Columbia  Financial Group

11.1	N/A

12.1	N/A

13.1	N/A

14.1	N/A

15.1	N/A

16.1	N/A

17.1	N/A

18.1	N/A

19.1	N/A

20.1	N/A

21.1*	Subsidiaries of the Registrant

22.1    N/A

23.1 Consent of Independent Public Accountants dated December 15, 2000, for year-end financial statements

23.2   Consent of Feldhake, August & Roquemore, LLP

27.1*  Financial Data Schedule

                             II- 6

99.1* Press release dated May 8, 2000 by Worldwide Wireless and announcing the purchase of the assets of 1st Universe Internet

99.2* Resolution of the Board of Directors of Worldwide Wireless dated May 15, 2000 authorizing the issuance of shares to Technology Equity Fund Corporation

99.3* Resolution of the Board of Directors of Worldwide Wireless dated June 1, 2000 authorizing the issuance of shares to The Oxford Group

99.4* Resolution of the Board of Directors of Worldwide Wireless dated July 19, 2000authorizing the issuance of shares to Schumann & Associates

99.5* Resolution of the Board of Directors of Worldwide Wireless dated October 18, 2000 authorizing the amendment of the Warrant Agreements with Columbia Financial Group, Inc. to amend the exercise price of the warrants

      *  As previously filed with the Form SB-2/A on November 21, 2000


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